OMB APPROVAL
                                                           OMB Number: 3235-0059
                                                        Expires: August 31, 2004
                                                        Estimated average burden
                                                   hours per response. . . 14.73



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A


           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. 1 )

Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box:

|X|      Preliminary Proxy Statement

| | Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

| |      Definitive Proxy Statement

| |      Definitive Additional Materials

| |      Soliciting Material Pursuant to ss.240.14a-12

                                 PURE BIOSCIENCE
                                 ---------------
                (Name of Registrant as Specified In Its Charter)



 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

| |   No fee required.
|X|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1) Title of each class of securities to which transaction applies:
         N/A
--------------------------------------------------------------------------------
      2) Aggregate number of securities to which transaction applies:
         N/A
-------------------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $6,000,000
--------------------------------------------------------------------------------
      4) Proposed maximum aggregate value of transaction:
         $6,000,000
--------------------------------------------------------------------------------
      5) Total fee paid:
         $1,200
--------------------------------------------------------------------------------

      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

--------------------------------------------------------------------------------
      2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
      3) Filing Party:

--------------------------------------------------------------------------------
      4) Date Filed:

--------------------------------------------------------------------------------

                                 PURE BIOSCIENCE
                               1725 Gillespie Way
                           El Cajon, California 92020
                                 (619) 596-8600

                    ----------------------------------------

                                 PROXY STATEMENT

                    ----------------------------------------

                    Notice of SPECIAL Meeting of Shareholders

                          To Be Held February XX, 2004

TO THE SHAREHOLDERS OF PURE BIOSCIENCE

NOTICE HEREBY IS GIVEN that a Special Meeting of Shareholders of PURE BIOSCIENCE, a California corporation (the "Company"), will be held at the offices of the Company, 1725 Gillespie Way, El Cajon, California on February XX, 2004, 10:30 a.m., Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following Proposals:

Proposal No. 1.   APPROVAL OF THE SALE OF THE WATER TREATMENT DIVISION,
                  INCLUDING NOTE AND DEED OF TRUST. We are selling substantially all of the assets of our water treatment division as well as our $2.0 million Note and Deed of Trust asset to Data Recovery Continuum, Inc. (DRCI). DRCI will pay us $2.75 million in cash at the closing plus to up to $1.25 million in deferred payments over the next year for the water treatment division and $2.0 million for the Note and Deed of Trust asset.


Proposal No. 2.   AUTHORIZATION FOR THE BOARD OF DIRECTORS TO DECLARE A
                  REVERSE SPLIT OF THE OUTSTANDING COMMON STOCK ONLY AND AS
                  WHEN DEEMED NECESSARY BY THE BOARD TO MAINTAIN THE LISTING
                  OF THE COMPANY'S COMMON STOCK ON THE NASDAQ SMALLCAP MARKET
                  ON OR BEFORE JANUARY 31, 2004 ON THE BASIS OF UP TO ONE
                  SHARE OF COMMON STOCK FOR EVERY THREE SHARES OUTSTANDING ON
                  THE EFFECTIVE DATE WITH EACH RESULTING FRACTIONAL SHARE
                  ROUNDED UP TO THE NEXT WHOLE SHARE.



This Special Meeting is called as provided for by California law and the Company's By-laws.

Only holders of the outstanding Common Stock of the Company of record at the close of business on January 2, 2004 will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof.

All shareholders, whether or not they expect to attend the Special Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ Dennis Atchley
-------------------
DENNIS ATCHLEY
SECRETARY
El Cajon, California
January  XX, 2003

                                 PURE BIOSCIENCE
                               1725 Gillespie Way
                           El Cajon, California 92020
                                 (619) 596-8600

                    ----------------------------------------

                                 PROXY STATEMENT

                    ----------------------------------------

                    Notice of SPECIAL Meeting of Shareholders

                          To Be Held February XX, 2004


GENERAL INFORMATION
-------------------
The enclosed Proxy is solicited by and on behalf of the Board of Directors of PURE Bioscience, a California corporation (the "Company"), for use at the Company's Special Meeting of Shareholders to be held at the offices of the Company, 1725 Gillespie Way, El Cajon, California on February XX, 2004, at 10:30 a.m. Pacific Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or before January XX, 2004.

Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by submitting a new proxy with a later date, or by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mail; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

All shares represented by valid proxies will be voted in accordance therewith at the Meeting. Shares not voting as a result of a proxy marked to abstain will be counted as part of total shares voting in order to determine whether or not a quorum has been achieved at the Meeting. Shares registered in the name of a broker-dealer or similar institution for beneficial owners to whom the broker-dealer distributed notice of the Annual Meeting and proxy information and which such beneficial owners have not returned proxies or otherwise instructed the broker-dealer as to voting of their shares, will be counted as part of the total shares voting in order to determine whether or not a quorum has been achieved at the Meeting. Abstaining proxies and broker-dealer non-votes will not be counted as part of the vote on any business at the Meeting on which the shareholder has abstained.

The Company's Annual Report to Shareholders for the fiscal year ended July 31, 2003 has been previously mailed or is being mailed simultaneously to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

SHARES OUTSTANDING AND VOTING RIGHTS
------------------------------------
All voting rights are vested exclusively in the holders of the Company's Common Stock with each common share entitled to one vote. Only shareholders of record at the close of business on January 2, 2004 are entitled to notice of and to vote at the Meeting or any adjournment thereof. On January 2, 2004, the Company had 13,454,088 shares of its Common Stock outstanding, each of which is entitled to one vote on all matters to be voted upon at the Meeting. No fractional shares are presently outstanding. A majority of the Company's outstanding voting stock represented in person or by proxy shall constitute a quorum at the Meeting. The affirmative vote of a majority of the votes cast, providing a quorum is present, is necessary to approve the Proposals. The Directors and Executive Officers of PURE Bioscience own 1,163,156 shares (8.7% of shares outstanding) and have not entered into any agreements as to how they intend to vote their shares. Next9 LLP owns 2,000,000 shares (14.9% of shares outstanding) and has given a proxy to management to vote its shares. Management intends to vote in favor of the Proposals. See Interests of Certain Persons in Matters to be Acted Upon, Page 12. Jeffrey Dauenhauer owns 700,000 shares (5.2%) of shares outstanding) and has not entered into an agreement as to how he intends to vote his shares.

PROPOSAL NO. 1.   Sale of the water treatment division including Note and
                  deed of trust
-------------------------------------------------------------------------

SUMMARY TERM SHEET
------------------
The following summary highlights the material terms of the proposed sale of the assets of our water treatment division to Data Recovery Continuum, Inc., a Delaware corporation ("DRCI" or the "Buyer") and our use of the proceeds. This summary does not contain all of the information that may be important for you to consider in evaluating the proposed sale. We have included cross references to direct you to more complete information that appears elsewhere in this proxy statement. You should read this entire proxy statement, the Agreement for the Purchase and Sale of Assets and the other documents attached to this proxy statement in their entirety to fully understand the asset sale and its consequences to you before voting. A copy of the Agreement for the Purchase and Sale of Assets between PURE Bioscience and Data Recovery Continuum, Inc. dated November 24, 2003 governing the asset sale is attached to this proxy statement as an exhibit.

The Companies. PURE Bioscience develops and markets technology-based products in the bioscience and water treatment sectors. Our products in our water treatment division include the Fillmaster(R) branded pharmaceutical water purification, measuring and dispensing equipment and the Nutripure(R) branded residential water filtration and treatment products. In the fiscal year ended July 31, 2003, sales from the water treatment division account for approximately 95% of our sales revenue. We are also involved with proprietary bioscience technologies including our Axenohl(R) branded antimicrobials and Triglycylboride(TM) pesticides. The pesticide products have been approved by the US Environmental Protection Agency (EPA) and are ready-to-market. The first derivative product from the antimicrobial technology, our Axen-30(R) hard surface disinfectant, has also been approved by the EPA and is ready-to-market. We are engaged in additional testing and regulatory processes to enter additional markets with the Axenohl antimicrobial technology.

Data Recovery Continuum, Inc. (DRCI), P.O. Box 105, La Jolla, California, (619) 255-2458, is a privately held California-based holding company that is involved with various high tech business opportunities, including a fully redundant Internet data center providing complete managed services, back-up data processing, regional business continuity services, and disaster recovery services in the Bay Area and an independent media infrastructure and service provider for broadcasters and enterprises in the Bay Area, offering video content origination, capture, and distribution services. These activities include the origination and transmission of 24-hour television programming for a variety of broadcasts and cable clients via satellite, fiber, and Internet from in-house studios and from dedicated remote origination locations. Lee Brukman is the president of Data Recovery Continuum, Inc. Mr. Brukman is also a Managing Member of Next9 LLC which holds 2 million shares, or approximately 15% of our common stock.

Assets Transferred and Liabilities Assumed. We are selling substantially all of the assets of our water treatment division, including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists and some of our agreements and contracts. Other than trade payables, DRCI will assume substantially all other current liabilities related to the water treatment division. DRCI is also offering employment to all of the water treatment division's staff. See "Description of the Asset Sale - Assets Transferred and Liabilities Assumed" on Page 10.

Included in this transaction is our $2.0 million Note and Deed of Trust asset to DRCI for face value ($2.0 million trust deed plus accrued interest less $435,000 due to Next9 LLC). The Trust Deed was acquired in August of 2003 from Next9 LLC in exchange for 2,000,000 shares of our common stock.

Purchase Price. If the proposed sale to DRCI is consummated, DRCI will pay us $2.75 million in cash at the closing. DRCI will also pay an additional $250,000 six months later and another $1,000,000 one year after closing after the Nutripure 2000 Countertop water purifier products reach certain agreed upon volume and sales projections in connection with a rollout program with a large general merchandise retailer. $250,000.00 will be paid six months after closing of the proposed sale provided the Nutripure 2000 Countertop has been in at least 2000 stores, and has generated approximately $2.33 million in sales. $1,000,000.00 will be paid after closing of the proposed sale provided the Nutripure 2000 Countertop has been in at least 2000 stores for an additional six months, and has generated approximately $4.6 million in sales. In the event the sales of Nutripure products do not achieve the projected levels the additional payment amounts will be reduced on a pro rata basis. See "Description of Asset Sale - Consideration to be Received in the Asset Sale" on Page 10.

Also at closing DRCI has agreed to deposit an additional $2.0 million into escrow to purchase the Company's Trust Deed receivable at face value. We will incur no gain or loss on this portion of the agreement.

Conditions to the Transaction. DRCI has the right to terminate the sale if certain conditions are not satisfied prior to closing, including the following.

     o    no injunctions;
     o our representations and warranties and those of DCRI remain true at closings;
     o performance by us and by DCRI to deliver all documents required and perform all obligations required by the Agreement for the Purchase and Sale of Assets;
     o the water treatment division shall not have suffered a material adverse effect
     o    delivery of legal opinions of our counsel and that of DCRI; and
     o    PURE Bioscience stockholder approval of the sale.

See "Other Material Terms of the Agreement for the Purchase and Sale of Assets - Conditions to the Closing" on Page 11.

Representations and Warranties. The Agreement for the Purchase and Sale of Assets contains customary representations, warranties and covenants. Most representations and warranties will survive the closing for one year with some customary exceptions. See "Other Material Terms of the Agreement for the Purchase and Sale of Assets -- Representations and Warranties," on Page 11.

Indemnification. We have agreed to indemnify DRCI for any losses and claims against it arising from our breach of any covenants or any representations or warranties in the Agreement for the Purchase and Sale of Assets as well as any liabilities we have agreed to retain, any of the assets DRCI did not purchase, some claims arising out of conduct that occurred prior to the closing, taxes, and bulk transfer laws. . See "Other Material Terms of the Agreement for the Purchase and Sale of Assets - Indemnification" on Page 11.

Post-Closing Agreements. DRCI will also pay an additional $250,000 six months following the closing and an additional $1,000,000 one year after closing after the Nutripure 2000 Countertop water purifier products reach certain agreed upon volume and sales projections in connection with a rollout program with a large general merchandise retailer: $250,000.00 will be paid six months after the closing of the proposed sale provided the Nutripure 2000 Countertop has been in at least 2000 stores, and has generated approximately $2.33 million in sales; $1,000,000.00 will be paid after the closing of the proposed sale provided the Nutripure 2000 Countertop has been in at least 2000 stores for an additional six months, and has generated approximately $4.6 million in sales. In the event the sales of Nutripure products do not achieve the projected levels the additional payment amounts will be reduced on a pro rata basis. In addition, we have agreed that we will not, for a period of five years following the closing date, enter into product markets with water filtration equipment that competes with the water treatment division anywhere in the world.

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL
----------------------------------------

What am I being asked to vote upon?
Each stockholder is being asked to vote in favor of a transaction in which we will sell substantially all of the assets of our water treatment division, other than accounts receivable, to DCRI for $2.75 million in cash plus up to $1.25 million in deferred payments over the next year.

Why has the Board decided to sell the water treatment division?
Our Board of Directors unanimously decided that it is in the best interest of PURE Bioscience to sell the water treatment division assets. Currently, we are devoting our funds and efforts to pursue two lines of business: selling commercial and consumer water treatment equipment and selling and further developing our bioscience technologies. We believe we should focus our efforts solely and specifically on marketing, selling and further developing the bioscience technologies because we believe that products derived from our bioscience technologies will return significantly higher margins in significantly larger markets than those of the water treatment division. We believe that the sale of our water treatment division will generate sufficient capital to fund marketing, selling and further development of our bioscience technologies until products from the bioscience division result in positive cash flow. See "Proposal to Approve the Sale of the Water Treatment Division - Reasons for Engaging in the Asset Sale" on Page 11.

What will PURE Bioscience receive in exchange for the water treatment division assets?
DRCI will pay us $2.75 million in cash plus up to $1.25 million in deferred payments over the next year and will assume current liabilities other than trade payables. In addition to funds received in exchange for the water treatment division, we will receive $2.0 million in the same escrow transaction in exchange for our Note and Deed of Trust asset.

What will the stockholders receive if the asset sale is approved and closes? There will be no distributions made to the stockholders as a result of the sale of the water treatment division assets. Rather, we will use the proceeds from the sale primarily to fund the marketing, selling and further development of our bioscience technologies, especially our Axenohl antimicrobial technology.

What was the process by which PURE Bioscience chose to sell the water treatment division assets to DRCI?
We explored a variety of strategic alternatives including continued funding of our bioscience division in part through revenue generated by our existing water treatment division and/or through capital generated through private sales of our common stock or issuance of debt. After reviewing our available alternatives, our Board of Directors decided to pursue an asset sale of our water treatment division, and our financial advisors introduced us to an interested potential buyer, DRCI. We have negotiated with DRCI during the past two months to develop terms of the sale that represented the best value for selling the water treatment division.

What will be the management structure of PURE Bioscience after the sale?
Michael L. Krall, President and CEO of PURE Bioscience will stay with PURE Bioscience as will the other Officers and Directors. Those employees who are currently involved with the bioscience division will remain with PURE Bioscience after the sale.

What are the risks of the proposed asset sale?
If the stockholders approve the sale of the water treatment division assets and the sale is consummated, we will be selling our main revenue producing business and we will become less diversified. We will become a bioscience company. Although we have commercialized two pesticide products based on our Triglycylboride technology as well as the first product derived from our Axenohl antimicrobial technology, further product development will require additional investment and will likely be subject to US Environmental Protection Agency
(EPA) or US Food and Drug Administration (FDA) governmental regulatory approvals, but high profit potentials in large markets are possible if additional products are developed and are granted appropriate regulatory approvals.

What will occur if the sale transaction is not approved?
If the sale transaction is not approved, we will not consummate the sale. We will continue to operate our ongoing business and re-evaluate our strategic alternatives.

What are the federal tax consequences of the asset sale to PURE Bioscience? We believe we will be able to apply our approximately $12.1 million tax loss carry forward to offset most of the taxable gain from the sale of the water treatment division.

Am I entitled to appraisal or dissenter's rights?
Stockholders are not entitled to any dissenter's or appraisal rights with respect to the sale of the water treatment division assets under California law or our Articles of Incorporation.

Where and when is the special meeting?
The special meeting will be held on Friday, February XX, 2004 at 10:30 a.m. local time, at our offices at 1725 Gillespie Way, El Cajon, California 92020.

Who may vote?
Holders of our common stock at the close of business on January 2, 2004, the record date, may vote at the meeting or any adjournment or postponement of the meeting. On January 2, 2004, 13,454,088 shares of our common stock were issued and outstanding. Each stockholder is entitled to one vote per share.

How do I vote?
You may vote by proxy or in person at the meeting. To vote by proxy, please complete, sign, date and return your proxy card in the postage-prepaid envelope provided.

How do proxies work?
Giving your proxy means that you authorize us to vote your shares at the special meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, we will vote your shares FOR the sale of the assets of the water treatment business and FOR Proposal No. 2, Authorization for a Reverse Split.

How do I revoke my proxy?
You may revoke your proxy before it is voted by submitting a new proxy with a later date, or by provided written notice of such revocation to the Secretary of PURE Bioscience at our offices at 1725 Gillespie Way, El Cajon, California 92020, or by voting in person at the meeting.

What happens if I chose not to submit a proxy or to vote?
If you do not submit a proxy and do not vote at the special meeting, your shares will not be counted toward the quorum.

What is a "quorum"?
To vote on proposals at the special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of the holders of at least a majority of the votes entitled to be cast at the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares that your broker holds on your behalf in a nominee name, which is commonly referred to as holding your shares in "street name." Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

How many votes are required to approve the sale of the water treatment division? The affirmative vote of a majority of the votes casts is necessary for approval of the sale of the water treatment division assets.

Who pays for this proxy solicitation?
Our Board of Directors is soliciting your proxy. We will pay the expenses of preparing and distributing this proxy statement and soliciting proxies, including the reasonable expenses of brokerages houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners.

Where can I find more information about PURE Bioscience and this proposal?
You can get more information about us by inspecting our annual, quarterly and other reports which we file with the US Securities and Exchange Commission
(SEC), by copying them at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549 or by calling the SEC at 1-800-SEC-0330. You can obtain these reports from the SEC website at www.sec.gov through the EDGAR system or by contacting us directly at the address and telephone number below.

If you have other questions about the proposal or the special meeting you can contact us at the following address:

                                        PURE Bioscience
                                        ATTN:  Investor Relations
                                        1725 Gillespie Way
                                        El Cajon, California  92020
                                        (619) 596-8600

The information contained or incorporated in this proxy statement constitutes the information we believe you should rely on in deciding how to vote on the proposal. We have not authorized anyone to provide you with information that is different from what is contained or incorporated in this proxy statement. This proxy statement is dated November 25, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than this date.

RISK FACTORS
------------

Risks if the Asset Sale is Approved

The sale might not be consummated even though the stockholders approve the sale. Stockholder approval is only one of the closing conditions. If the remaining closing conditions are not satisfied or waived, the sale might not be consummated, even if the stockholders approve the sale.

By completing the asset sale, we lose our historical revenue stream and become less diversified.
By selling our water treatment division assets, we will be selling approximately 95% of our current source of revenue generation (based upon results from the July 31, 2003 fiscal year end). We will become a bioscience company focused on the marketing, selling and continued development of our Axenohl antimicrobial technology and our Triglycylboride pesticide technology. We may invest in other complementary technologies in the future, but we have no current specific plans to do so at this time. This transaction would increase our business risk because we will be less diversified than before the sale of the water treatment division assets and because our remaining business is in the relatively high-risk, but potentially hi reward, field of applied biotechnology.

After the sale, we will become a biotechnology company in a highly regulated field with high investment costs and high risks.
After the sale, we will be a biotechnology company. We currently have two pesticide products, RoachX and AntX and one antimicrobial product, Axen-30 hard surface disinfectant, being sold or ready for sale. We intend to fund and manage additional EPA regulated product development internally and in conjunction with current regulatory consultants, and we do not expect to be able to introduce additional EPA regulated antimicrobial products for several months. It may be several years before we are able to introduce any FDA regulated antimicrobial pharmaceutical products. To that end, we have partnered with Therapeutics, Inc., a California based drug development company, which has assumed responsibility for funding and managing the testing and regulatory process for potential FDA regulated Axenohl-based pharmaceutical products. The FDA and comparable agencies in many foreign countries impose substantial limitations on the introduction of new products through costly and time-consuming laboratory and clinical testing and other procedures. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain.

Even after we have invested substantial funds in further development of our Axenohl-based products and related technology, and even if the results of our efforts are favorable, there can be no guarantee that we will be granted necessary regulatory approvals.

If we successfully bring additional EPA or FDA regulated products to market, there is no assurance that we will be able to successfully manufacture or market the products or that potential customers will buy them, if for example, a competitive product has greater efficacy or is deemed more cost effective. In addition, the market in which we will sell any such products is dominated by a number of large, well-capitalized corporations, which may impact our ability to successfully market our products or maintain any technological advantage we might develop. We also would be subject to changes in regulations governing the manufacture and marketing of our products, which could increase our costs, reduce any competitive advantage we may have and/or adversely affect our marketing effectiveness.

FORWARD LOOKING STATEMENTS
--------------------------
When used in this proxy statement, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Actual results may differ materially from those contemplated in forward-looking statements and projections. Risks and uncertainties that may cause such differences include, but are not limited to, our ability to close the sale of the water treatment division assets, the effects on PURE Bioscience if the sale is not completed, and other risk factors detailed under "Risk Factors," above and in our Securities and Exchange Commission filings, including our Form 10-K for the year ended July 31, 2003.

PROPOSAL TO APPROVE THE SALE OF THE WATER TREATMENT DIVISION, INCLUDINGG OUR NOTE AND DEED OF TRUST If the sale of the water treatment division is approved by our stockholders, we intend to complete the sale of substantially all of the assets of the water treatment division as well as our Note and Deed of Trust to DCRI pursuant to the terms of the Agreement for the Purchase and Sale of Assets. We expect to use the net proceeds of the sale to fund the marketing, selling and continued development of our bioscience technologies, especially our Axenohl antimicrobial technology. A detailed description of the asset sale and related information is included in this proxy statement. The Agreement for the Purchase and Sale of Assets is attached to this proxy statement as an exhibit. Stockholders are encouraged to read the Agreement for the Purchase and Sale of Assets in its entirety.

PURE Bioscience
PURE Bioscience (formerly Innovative Medical Services) began as a provider of pharmaceutical water purification products. Although our current revenues are still primarily from the pharmacy industry, we have expanded from our niche pharmacy market into other, broader markets with new products, including residential and commercial water filtration systems, and bioscience products based upon our silver ion bioscience technologies and boric acid based pesticide technologies. Because of this business development evolution, in September 2003, shareholders approved a name change from Innovative Medical Services to PURE Bioscience.

Water Treatment Division The Fillmaster(R) pharmaceutical water purification, dispensing and measuring products include the Pharmapure(R) water purification system, the FMD 550 dispenser, the patented Fillmaster 1000e computerized dispenser and the patented Scanmaster(TM) bar code reader. We also market proprietary National Sanitation Foundation certified replacement filters for the Fillmaster Systems.

Our Nutripure(R) line of water treatment and filtration systems includes the Nutripure 3000S-Series whole-house water softening systems, the Nutripure Elite reverse osmosis point-of-use systems, the Nutripure 2000 countertop water filtration system and the Nutripure Sport filtered sport bottle.

Bioscience Division Our bioscience division features a liquid disinfectant called Axenohl(R). A patented new molecule, silver dihydrogen citrate, Axenohl is an electrolytically generated source of stabilized ionic silver that can serve as the basis for a broad range of products in diverse markets. Axenohl is colorless, odorless, tasteless, non-caustic and formulates well with other compounds. Axenohl-based antimicrobial technology is distinguished from competitors in the marketplace because of its superior efficacy and reduced toxicity.

In March 2003, we obtained Environmental Protection Agency (EPA) registration for our Axen-30(TM) hard surface disinfectant. Axen-30 is a 30-part per million use dilution formula of Axenohl. Efficacy claims for Axen-30 include a 30-second kill time and 24-hour residual kill on standard indicator bacteria; a 2-minute kill time on the resistant strains of bacteria, MRSA and VRE; a 10-minute kill time on fungi; a 30-second kill time on HIV Type I; and a 10-minute kill time on certain other viruses. These claims distinguish the efficacy of Axen-30 from many leading commercial and consumer products currently on the market. In addition, Axen-30 has the lowest toxicity ratings. PURE Bioscience plans to pursue EPA approvals for additional applications including disinfecting wipes, food contact surface sanitization and water treatment. In September 2003, we announced the first significant commercialization of our hard surface disinfectant.

We plan to pursue additional regulatory approvals for other applications. Additional possible uses for this product include wound care, topical infection care, personal disinfecting retail products, food processing, and food safety applications which may require FDA approvals, as well as municipal water treatment and point-of-use/point-of-entry water treatment products, which may require additional EPA approvals.

In September 2003 we announced an agreement with Therapeutics, Inc., a drug development company based in La Jolla, California, for the development and commercialization of Food and Drug Administration (FDA) regulated Axenohl-based products. Therapeutics, Inc. will fund and direct all development activities and FDA regulatory filings and will initially focus on development of Axenohl-based products for the treatment of bacterial, viral and fungal mediated diseases and conditions.

The bioscience division also includes a patent-pending pesticide technology, Triglycylboride(TM) which, like Axenohl, provides effective results without human toxicity and is an alternative to traditional poisons. Triglycylboride has been formulated into EPA approved RoachX(TM) and AntX(TM), the key products in the Company's Innovex(TM) line of pest control products. In addition, the Innovex line features two formulas of EPA-exempt non-toxic TrapX rodent lure, Pro's Choice(TM) caulk for pest control operators, and EPA approved CleanKill(TM), the Axen-based hard surface disinfectant for the pest control industry. The pest control products are being marketed to both commercial pest control and consumer products companies.

United States Department of Agriculture testing confirms that RoachX is over 96% effective in three to four days with one application for indoor and outdoor eradication of cockroaches, and can be used near children and food preparation areas. Boric acid is a well-known and effective deterrent of cockroaches and will kill them on contact, but cockroaches do not naturally eat the repellent. Although many pesticide products contain boric acid as the listed active ingredient, we believe RoachX to be new because of the endothermic reaction caused by the combination of boric acid and polyglycol that produces three unique results: 1) The formula protects the boric acid from water and humidity,
2) When combined with an attractant, the cockroaches perceive the formulation as food and will actually eat the polyglycol-encapsulated boric acid, and 3) The formula acts as a time-released pesticide, allowing the cockroach to return to the nest before it dies and then becomes a "bait station" for other roaches in the colony. We believe the product line, containing particular formulas and attractants for specific pests, is effective against cockroaches, ants, palmetto bugs, silverfish, waterbugs, ticks, fleas, lice and garden pests.

We are currently maintaining our initial strategy of marketing our Innovex pest control product line to industry wholesalers, and we are in the process of significantly expanding our marketing reach. We have taken a high level, executive-to-executive approach with leading national pest control companies, including the two largest companies in this sector which, as of the date of this report, are both evaluating the product line. We have also launched an aggressive marketing program to directly target individual pest control operators to either sell directly or create a grass roots demand from pest control professionals for the products to be carried by their distributors. As a final measure to maximize market reach, we plan to offer a private label program which should fortify sales to pest control professionals as well as provide a cost-effective entry into the consumer retail marketplace. We believe the competitive advantages of these products should allow favorable outcomes from both of the additional marketing strategies.

History
PURE Bioscience was incorporated in the State of California on August 24, 1992, to pursue the immediate business of manufacturing and marketing the Fillmaster and subsequently a broadly based business of delivering advanced technology, equipment and supplies to not only the pharmacy industry, but also other healthcare markets and to retail consumers.

In the past five years, PURE Bioscience transitioned from a one-product company supplying a niche market to a multi-division company managing new products and programs. In addition to expanding the Fillmaster product line with the Fillmaster 1000e and the Scanmaster, we launched a line of residential water treatment and filtration products. In 1997, we developed and launched the now-patented Fillmaster 1000e computerized, electronic dispenser as an upgrade dispenser to the Fillmaster pharmaceutical water purification and dispensing system. In 1997 and 1998 we developed our entry-level residential water system, Nutripure(R) NP2000CT. After 18 months of extensive market research, PURE Bioscience completed development of this carbon countertop system and released the product in June 1998. In 1999 we developed and launched yet another enhancement to our Fillmaster pharmaceutical water purification and dispensing system, the Scanmaster bar code reader.

Through acquisition, we have also expanded into the bioscience arena with our Axenohl antimicrobial products and our Innovex pesticide products.

In 2001 we acquired the marketing rights and patent to our boric acid pesticide technologies. The first of these products developed, RoachX, launched in October 2001. In mid-2002 we expanded our Innovex line of pesticides to include RoachX, AntX75, two formulas of TrapX, Pro's Choice silicone caulk and CleanKill, a hard surface disinfectant for use in the pest control industry that uses Axenohl disinfecting technology.

In 1999, we began investigating marketing opportunities for a silver-ion based technology called Axenohl. The Axenohl patent was owned at the time by NVID International.

Early in 2000, after concluding that we wished to pursue development and marketing of the Axenohl technology, we engaged in a marketing and licensing agreement with NVID International for Axenohl for specific market segments in specific geographic areas. In late 2001, as part of a litigation settlement with NVID regarding the marketing rights to Axenohl, we acquired the patent to the Axenohl technology.

In March 2003, we received Environmental Protection Agency (EPA) registration for the first commercialized Axenohl-based product: new Axen-30 formulated Category IV hard surface disinfectant product for commercial, industrial and consumer applications. Axen-30 is a 30-part per million (ppm) use-dilution formula of our patented antimicrobial technology, Axenohl. The additional EPA approval allows us to expand the existing Axen efficacy claims as a hard surface disinfectant to include a 30 second kill time on standard indicator bacteria, a 24 hour residual kill on standard indicator bacteria, a 2 minute kill time on some resistant strains of bacteria, 10 minute kill time on fungi, 30 second kill time on HIV Type I, and 10 minute kill time on other viruses. These claims distinguish the efficacy of Axen-30 from many of the leading commercial and consumer products currently on the market, while maintaining lower toxicity ratings.

In July 2003 we received a second United States patent granted for the unique disinfectant Axenohl. U.S. patent 6,583,176 was issued on June 24, 2003 and covers the formulation of the Axenohl aqueous disinfectant in combination with ethyl alcohol. U.S. patent 6,583,176 is a division of the first U.S. patent 6,197,814 issued on March 6, 2001 covering the basic Axenohl formulation and the method of making.

In September 2003, PURE Bioscience announced the first significant commercialization of its hard surface disinfectant, Axen-30(R), which is sold by EnvirOx L.L.C. of Danville, Illinois, as Critical Care(TM), a new commercial disinfectant-fungicide-virucide. Also in September, the Company announced an agreement with Therapeutics, Inc., a drug development company based in La Jolla, California, for the development and commercialization of FDA regulated Axenohl-based products. Therapeutics, Inc. will fund and direct all development activities and FDA regulatory filings and will initially focus on development of Axenohl-based products for the treatment of bacterial, viral and fungal mediated diseases and conditions.

Data Recovery Continuum, Inc.
Data Recovery Continuum, Inc. is a privately held California-based holding company that is involved with various high tech business opportunities, including a fully redundant Internet data center providing complete managed services, back-up data processing, regional business continuity services, and disaster recovery services in the Bay Area and an independent media infrastructure and service provider for broadcasters and enterprises in the Bay Area, offering video content origination, capture, and distribution services. These activities include the origination and transmission of 24-hour television programming for a variety of broadcasts and cable clients via satellite, fiber, and Internet from in-house studios and from dedicated remote origination locations. Lee Brukman is the president of Data Recover Continuum, Inc. Mr. Brukman is also a Managing Member of Next9 LLC which holds 2 million shares, or approximately 15%, of our common stock.

Description of the Asset Sale
On October 29, 2003, we announced that we signed a term sheet to sell our water treatment business to Data Recovery Continuum, Inc., for $2.75 million in cash plus an additional $250,000 six months following the closing and an additional $1,000,000 one year after closing after the Nutripure 2000 Countertop water purifier reaches certain agreed upon volume and sales projections in connection with a rollout program with a large general merchandise retailer: $250,000.00 will be paid six months after the closing of the proposed sale provided the Nutripure 2000 Countertop has been in at least 2000 stores, and has generated approximately $2.33 million in sales; $1,000,000.00 will be paid after the closing of the proposed sale provided the Nutripure 2000 Countertop has been in at least 2000 stores for an additional six months, and has generated approximately $4.6 million in sales. Upon the closing of the asset sale, we will assign and DRCI will assume and agree to perform those obligations outstanding on or arising after the closing date relating to the operation of the water treatment division (including various liabilities related to our employees).

Included in this transaction is our $2.0 million Note and Deed of Trust asset to DRCI for face value ($2.0 million trust deed plus accrued interest less $435,000 due to Next9 LLC). The Trust Deed was acquired in August of 2003 from Next9 LLC in exchange for 2,000,000 shares of our common stock. The Maker of the Note is Yosemite Gateway Partners, L.P., a California limited partnership. The interest on the Note accrues at 10% per annum, compounded annually. The principal and interest on the Note is payable on or before July 12, 2004. In addition, in the event the Note is not fully repaid on or before June 12, 2004, the Maker shall be obligated to pay a late charge of $300 per day for each day after July 12, 2004 until the date all principal and accrued interest is paid in full. The Note is secured by a third lien deed of trust against approximately 33 acres of real property owned by Yosemite Gateway Partners, L.P. in Toulumne County, California. We have agreed to subordinate the lien of the Deed of Trust to a new deed or deeds of trust securing not more than $4,000,000 of new debt financing. In the event new debt is secured by the property, the Makre will tender a principal reduction equal to fifty (50%) percent of the net proceeds from the new financing after payment of the existing obligations secured by the first deed of trust and by the second deed of trust. The payment on this Note shall be applied first to the outstanding accrued interest and then to the principle balance.

Consideration to be Received in the Asset Sale. In exchange for the water treatment division assets, DRCI will pay us $2.75 million in cash at closing plus up to $1.25 million in deferred payments over the next year and assume current liabilities other than trade payables related to the water treatment division. In addition to funds received in exchange for the water treatment division, we will receive $2.0 million in the same escrow transaction in exchange for our Note and Deed of Trust asset.

Assets Transferred and Liabilities Assumed. We are selling and transferring substantially all of the assets of our water treatment division (other than accounts receivable), which includes substantially all of the water treatment equipment, work-in-process, inventory, licenses, customer lists and some contracts and agreements. DRCI will assume our obligations under the assumed contracts. DRCI also is hiring substantially all of the water treatment division's staff and assuming or otherwise relieving us of related employee obligations. However, any obligation not expressly assumed by DRCI pursuant to the Agreement for the Purchase and Sale of Assets will remain our responsibility, which will include obligations related to any employee severance payments, change-in-control severance payments, worker's compensation claims, stock options, taxes, liabilities related to excluded assets and undisclosed or contingent liabilities, if any. In addition, in the same escrow transaction, we are transferring our Note and Deed of Trust to DRCI.

Other Material Terms of the Agreement for the Purchase and Sale of Assets Representations and Warranties. The Agreement for the Purchase and Sale of Assets contains customary representations and warranties from us to DRCI relating to, among other things:

     o    due organization and qualification;
     o    authorization;
     o    non-contravention;
     o    title to property, principal equipment, sufficiency of assets;
     o    lease and sublease;
     o    compliance with laws;
     o    absence of litigation;
     o    business employees of the water treatment division;
     o    matters related to contracts;
     o    environmental matters;
     o    intellectual property;
     o    brokers;
     o    taxes;
     o    product liability and recalls;
     o    customers and suppliers;
     o    restrictions on the business;

DRCI has made representations and warranties to us regarding its legal capacity and authority to enter into and perform its obligations under the Agreement for the Purchase and Sale of Assets as well as sufficiency of funds available to pay the purchase price and expenses incurred by DRCI in connection with the transaction.

Most of our and DRCI's representations and warranties expire at the one year anniversary of the closing. Some, related to title matters survive indefinitely and others, related principally with environmental liabilities expire 90 days after the respective statute of limitations for such claims expire.

Conditions to the Closing. The closing of the sale will be held promptly after approval by our stockholders and the satisfaction of all other conditions to closing. The obligation of DRCI to purchase the assets of the water treatment division is subject to various conditions, which must be satisfied prior to January 31, 2004, including the following:

     o    no injunctions;
     o our representations and warranties and those of DCRI remain true at closings;
     o performance by us and by DCRI to deliver all documents required and perform all obligations required by the Agreement for the Purchase and Sale of Assets;
     o the water treatment division shall not have suffered a material adverse effect
     o    delivery of legal opinions of our counsel and that of DCRI; and
     o approval by our stockholders of the sale of the water treatment division assets.

Indemnification. We have agreed to indemnify DRCI for any losses and claims against it arising from: o our breach of any covenants or any representations or warranties in the Agreement for the Purchase and Sale of Assets

     o    any liabilities we have agreed to retain;
     o    any of the assets DRCI did not purchase;
     o    some claims arising out of conduct that occurred prior to the closing;
     o    taxes; and
     o    bulk transfer laws.

DRCI has agreed to indemnify us for any of our losses resulting from any inaccuracy in or breach or nonperformance of any of DRCI's representations, warranties, covenants or agreements, its conduct and operation of the water treatment division after the closing and its failure to pay, perform or otherwise discharge the liabilities it agreed to assume as part of its purchase of the water treatment division.

Noncompetition. We have agreed that for a period of five years immediately following the closing date we will not directly or indirectly operate, perform or have any ownership interest in a business that develops, manufactures, sells, installs and point-of-use water filtration equipment.

Reasons for Engaging in the Asset Sale
Our Board of Directors believes that the proposed sale of the water treatment division assets to DRCI under the terms of the Agreement for the Purchase and Sale of Assets is in our best interests and the best interests of our stockholders. The Board believes that the sale positions us to accelerate the continued development and commercialization of our bioscience technologies because products derived from these technologies have potentially higher profit margins in potentially significantly larger markets. In particular, the current strategy focuses on marketing, selling and continued development of our Axenohl antimicrobial technology. The sale of the water treatment division allows us to focus all resources exclusively on our bioscience technologies without the distraction of simultaneously managing two different businesses.

In addition, the sale of the water treatment division assets relieves the need to raise capital through sales of common stock, reducing potential future dilution, or the need to take on debt in order to execute the bioscience business plan. The proceeds from this transaction should allow us to be self sufficient until our bioscience technologies result in positive cash flow.

The proceeds from the transaction will be used to eliminate our debt and provide the necessary bulk capital infusion to advance the commercialization and regulatory approval of existing products while allowing us to conduct research and development of new products based on our bioscience technologies. Simultaneous with continued testing and regulatory work, we will apply proceeds from the sale of the water treatment division toward expanding our sales and marketing of our currently commercialized products, our Axen-30 hard surface disinfectant and the pesticide products.

Background, Past Contracts and Negotiations
In August of 2003 the Company completed a financing arrangement with Next9 LLC, of which Lee Brukman is a Managing Director, which included the acquisition of a $2,000,000 Trust Deed receivable and $35,000 related accrued interest and issuing a $435,000 note payable resulting in a net increase of $1,600,000 in equity during the period. This note receivable was in exchange for the issuance of 2,000,000 shares of the Company's common stock to Next9 LLP, a party previously unrelated to the Company, and that is fully secured by specific assets other than the equity instruments granted. Lee Brukman is also the president of DRCI.

We were introduced to Next9 LLC by our financial advisors, GunnAllen Financial, who were helping us obtain assets sufficient to regain compliance with the Nasdaq listing requirement. Next9 LLC was interested in taking a stock ownership position in PURE Bioscience and proposed the sale of an asset that met our needs in exchange for common stock. We negotiated a premium price ($0.80 per share) for 2 million shares of stock in exchange for a $2,000,000 Trust Deed receivable and $35,000 related accrued interest. We sought to net only $1.6 million from the transaction, so we issued a $435,000 unsecured note payable back to Next9 LLC.

On November 24, 2003, we issued a Promissory Note to DRCI in consideration of $4.75 million and is being held in escrow pending funding of the $4.75 million. We entered into this agreement to provide interim financing so that we could continue to move forward with development and commercialization of existing and new bioscience products. Under the terms of the Agreement for the Purchase and Sale of Assets, the Promissory Note will be forgiven upon the closing of the transaction. Otherwise, the Promissory Note is due and payable 120 days from the funding of the $4.75 million. Upon funding, the Note shall accrue interest at the rate of 10% per annum to and through the due date. In the event the Note is not repaid on or before the due date, the Note shall accrue interest from the due date at the rate at 12% per annum. The Note is secured by 100% of the common stock of a newly formed Nevada corporation, Innovative Medical Services, Inc. and our $2 million Note and Deed of Trust.

Recommendation of the Board of Directors to Stockholders
Our Board of Directors has unanimously approved the sale of the water treatment division assets, including the Note and Deed of Trust, and the Agreement for the Purchase and Sale of Assets. Our Board of Directors believes that the sale of the water treatment division assets, including the Note and Deed of Trust, is in the best interests of PURE Bioscience and our stockholders and recommends that stockholders vote in favor of the sale of the water treatment division assets pursuant to the Agreement for the Purchase and Sale of Assets

Vote Required for Approval
The affirmative vote of a majority of the votes duly cast by the holders of common stock is required to adopt this proposal.


INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
--------------------------------------------------------
In August of 2003 the Company completed a financing arrangement with Next9 LLC, of which Lee Brukman is a Managing Director, which included the acquisition of a $2,000,000 Trust Deed receivable and $35,000 related accrued interest and issuing a $435,000 note payable resulting in a net increase of $1,600,000 in equity during the period. This note receivable was in exchange for the issuance of 2,000,000 shares of the Company's common stock to Next9 LLP, a party previously unrelated to the Company, and that is fully secured by specific assets other than the equity instruments granted. Lee Brukman is also the president of DRCI. On November 24, 2003, we issued a Promissory Note to DRCI in consideration of $4.75 million. Under the terms of the Agreement for the Purchase and Sale of Assets, the Promissory Note will be forgiven upon the closing of the transaction. Otherwise, the Promissory Note is due and payable 120 days from the funding of the $4.75 million. See "Security Ownership of Certain Beneficial Owners and of Management" on Page 20.

ACCOUNTING TREATMENT OF THE ASSET SALE
--------------------------------------
Under generally accepted accounting principles, upon consummation of the sale of our water treatment division assets, we will remove the net assets sold from our consolidated balance sheet and record the gain on the sale, net of transaction costs, severance and other related costs, including applicable state and federal income taxes, in our consolidated statement of income.

MATERIAL TAX CONSEQUENCES OF THE ASSET SALE
-------------------------------------------
The following is a summary of the principal material United States federal and California income tax consequences relating to the proposed sale of our water treatment division assets to Data Recovery Continuum, Inc. (DRCI). The following summary is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations there under, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

The proposed sale of our water treatment division assets to DRCI will be a transaction taxable to us for United States federal and California income tax purposes. We will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash we receive in exchange for the assets sold, plus the amount of related liabilities assumed by DRCI.

Although the sale of our water treatment division assets to DRCI will result in a taxable gain to us, a portion of the taxable gain will be offset to the extent of current year losses from operations plus available net operating loss carry forwards, as currently reflected on our consolidated federal and California income tax returns. The taxable gain will differ from the gain to be reported in the PURE Bioscience financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.

We believe we will be able to apply our approximately $12.1 million tax loss carry forward without limitation against the taxable gain from the sale of the water treatment division assets. However, due to the limitation of net operating loss carry forwards under the federal alternative minimum tax system, a portion of the taxable gain reduced by our net operating loss carry forwards is subject to the federal alternative minimum income tax. The availability and amount of net operating loss carry forwards are subject to audit and adjustment by the Internal Revenue Service. In the event that the Internal Revenue Service adjusts the net operating loss carry forwards, we may incur an increased tax liability.

Our stockholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of our water treatment division assets to DRCI.

REGULATORY APPROVALS
--------------------
We are not required to comply with any federal or state regulatory requirements or obtain approval from any federal or state agency in connection with the asset sale.

INCORPORATION BY REFERENCE
--------------------------
Our financial statements for the Fiscal Year Ended July 31, 2003 and the Three Months Ended October 31, 2003 are incorporated by reference from our Amended Annual Report on Form 10KSB filed on December 24, 2003 and the Form 10QSB filed on December 15, 2003. This information is being delivered to shareholders with this proxy statement.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------
The following unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of PURE Bioscience and subsidiaries incorporated by reference into this proxy statement, adjusted to give effect to the disposition of the Water treatment division in accordance with the Agreement for the Purchase and Sale of Assets dated November 24, 2003 between us and DRCI.

The unaudited pro forma consolidated balance sheets give effect to the proposed transaction as if it occurred on the date of the balance sheet. The cash proceeds and resulting gain are included in the July 31, 2003 balance sheet. The unaudited pro forma consolidated statements of operations for the years ended July 31, 2003 and July 31, 2002 give effect to the transaction as if it had occurred as of August 1, 2001.

The pro forma consolidated financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if all of the events as described above had occurred on the first day of the respective periods presented, nor is it necessarily indicative of our future operating results or financial position. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements for PURE Bioscience included or incorporated by reference in this proxy statement.

CONSOLIDATED BALANCE SHEETS (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
                                               July 31                   July 31              July 31                    July 31
                                                2003                      2003                 2003                        2003
                               ----------------------------------------------------------------------------------------------------
                                                           Acquition                Sale                      Sale
                                                              of                  of Trust                  of Water
                                              Historical  Trust Deed  Sub-Total     Deed      Sub-Total     Division     Proforma
                                             -----------  ----------  ---------- -----------  ---------   -----------   -----------
ASSETS
Current Assets
  Cash and cash equivalents                  $ 251,087  $       -     $ 251,087  $ 1,600,000  1,851,087(2)$ 2,505,000(2) $4,356,087

  Accounts receivable, net of allowance for
    doubtful accounts of $63,500 at
    July 31, 2003 and $111,000 at
    July 31, 2002                              163,895          -       163,895            -    163,895             -       163,895
  Due from officers and employees                   61          -            61            -         61             -            61
  Inventories                                  287,940          -       287,940            -    287,940      (168,703)(1)   119,237
  Trust Deed Receivable                      2,035,000   2,035,000(3)(2,035,000)           -
  Prepaid expenses and other current assets      6,655          -         6,655            -      6,655             -         6,655
                                             ---------   ---------   ----------   ----------  ---------    ----------    ----------

    Total current assets                       709,638   2,035,000    2,744,638     (435,000) 2,309,638     2,336,297     4,645,935
                                             ---------   ---------   ----------   ----------  ---------    ----------    ----------

Property, Plant and Equipment
  Property, plant and equipment                432,744          -       432,744            -    432,744      (183,074)   (1)249,670
                                             ---------   ---------   ----------   ----------  ---------    ----------    ----------

    Total property, plant and equipment        432,744          -       432,744            -    432,744      (183,074)      249,670
                                             ---------   ---------   ----------   ----------  ---------    ----------    ----------

Noncurrent Assets
  Deposits                                       9,341          -         9,341            -      9,341             -         9,341
  Patents and licenses                       2,475,280          -     2,475,280            -  2,475,280             -     2,475,280
                                             ---------   ---------   ----------   ----------  ---------    ----------    ----------

    Total noncurrent assets                  2,484,621          -     2,484,621            -  2,484,621             -     2,484,621
                                             ---------   ---------   ----------   ----------  ---------    ----------    ----------

  Total assets                             $ 3,627,002 $ 2,035,000  $ 5,662,002   $ (435,000)$5,227,002   $ 2,153,223   $ 7,380,225
                                           =========== =========== ============   ========== ==========   ==========-   ===========

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities
  Accounts payable                         $ 1,079,128 $        -   $ 1,079,128   $        - $ 1,079,128  $         -   $ 1,079,128
  Accrued liabilities                          150,688          -       150,688            -     150,688            -       150,688
  Income taxes payable                               -          -            -             -          -       120,000(2)    120,000
  Notes payable                                180,513     435,000      615,513     (435,000)    180,513            -       180,513
  Loans from shareholders                      600,000          -       600,000            -     600,000            -       600,000
                                             ---------   ---------   ----------   ----------  ---------    ----------    ----------

    Total current liabilities                2,010,329     435,000    2,445,329     (435,000)  2,010,329      120,000     2,130,329
                                             ---------   ---------   ----------   ----------  ---------    ----------    ----------

Stockholders' Equity
  Class A common stock, no par value:
    authorized 50,000,000 shares,
    issued and outstanding 13,604,088
    at October 31, 2003 and
    10,594,088 at July 31, 2003             14,758,203   1,600,000(3)16,358,203           -   16,358,203(2)         -(2) 16,358,203
  Warrants: issued and outstanding
    1,037,429 warrants                         788,473          -       788,473           -      788,473            -       788,473
  Accumulated deficit                      (13,930,003)         -   (13,930,003)          -  (13,930,003)   2,033,223(1)(11,896,780)
                                           -----------   ---------  -----------   ---------- ----------    ----------    ----------

    Total stockholders' equity               1,616,673   1,600,000    3,216,673           -    3,216,673    2,033,223     5,249,896
                                           -----------   ---------  -----------   ---------- ----------    ----------    ----------

  Total liabilities and stockholders
    equity                                 $ 3,627,002  $2,035,000 $ 5,662,002    $ (435,000)$5,227,002   $ 2,153,223  $  7,380,225
                                           ===========  ========== ============   ========== ==========   ===========  ============






    The accompanying notes are an integral part of these financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
                                                             For the Year Ended                       For the Year Ended
                                                                  July 31                                     July 31
                                                                   2003                                        2002
                                               -------------------------------------------- -------------------------------------
                                                              Sale of  Water                            Sale of  Water
                                                  Historical     Division       Proforma    Historical     Division      Proforma
                                                 -----------  --------------   ---------   -----------  -------------- ----------
Net revenues                                     $ 2,589,496  $ (2,473,756)    $ 115,740   $ 3,206,448  $ (2,188,965)  $1,017,483
Cost of sales                                      1,533,970    (1,447,548)       86,422     1,598,553    (1,261,747)     336,806
                                                 -----------  --------------   ---------   -----------  -------------- ----------

Gross profit                                       1,055,526    (1,026,208)       29,318     1,607,895      (927,218)     680,677
                                                 -----------  --------------   ---------   -----------  -------------- ----------

Selling expenses                                     466,198             -       466,198       749,348             -      749,348
General and administrative expenses                2,182,097      (407,105)    1,774,992     2,027,875      (404,867)   1,623,008
Research and development                             981,493             -       981,493       780,510             -      780,510
Start-up costs                                       635,376             -       635,376        47,831             -       47,831
                                                 -----------  --------------   ---------   -----------  -------------- ----------

Total operating costs                              4,265,164      (407,105)    3,858,059     3,605,564      (404,867)   3,200,697
                                                 -----------  --------------   ---------   -----------  -------------- ----------

Loss from operations                              (3,209,638)     (619,103)   (3,828,741)   (1,997,669)     (522,351)  (2,520,020)
                                                 -----------  --------------   ---------   -----------  -------------- ----------

Other income and (expense):
  Interest income                                      1,333             -         1,333         9,999             -        9,999
  Interest Expense                                   (98,765)            -       (98,765)      (39,024)            -      (39,024)
  Other                                               23,081             -        23,081        (2,400)         (800)      (3,200)
                                                 -----------  --------------   ---------   -----------  -------------- ----------

Total other income (expense)                         (74,351)            -       (74,351)      (31,425)         (800)     (32,225)
                                                 -----------  --------------   ---------   -----------  -------------- ----------

Loss from continuing operations                 $ (3,283,989)   $ (619,103)  $(3,903,092)  $(2,029,094)    $(523,151) $(2,552,245)
                                                ============    ===========  ============= =============   =========== ===========


Net loss per common share, basic and diluted
  Continuing operations                         $      (0.36)   $    (0.07)  $     (0.43)  $     (0.27)    $   (0.07)  $    (0.34)
  Discontinued operations                                  -             -             -         (0.02)            -        (0.02)
                                                 -----------    -----------  -----------   -----------     ----------  -----------
  Net loss                                      $      (0.36)   $    (0.07)  $     (0.43)  $     (0.29)    $   (0.07)  $    (0.36)
                                                ============    ===========  ===========   ===========     ==========  ===========





    The accompanying notes are an integral part of these financial statements

NOTES TO UNAUDITED PRO FORMA BALANCE SHEETS
-------------------------------------------

Divestiture
-----------
On October 29, 2003, PURE Bioscience and subsidiaries ("PURE") announced that it had entered into an agreement (the "Agreement For The Purchase and Sale of Assets") to sell substantially all of the assets and certain related liabilities of the Water treatment division, including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists and certain intellectual property and certain agreements and contracts to Data Recovery Continuum, Inc. (DRCI). The sale will be accounted for by PURE Bioscience as a discontinued operation.

The Board of Directors unanimously decided that it is in the best interest of PURE Bioscience to sell the water treatment division assets. Currently, the Company is devoting funds and efforts to pursue two lines of business: selling commercial and consumer water treatment equipment and selling and further developing our bioscience technologies. Management believes that the Company should focus its efforts solely and specifically on marketing, selling and further developing the bioscience technologies because products derived from our bioscience technologies should return significantly higher margins in significantly larger markets than those of the water treatment division. The Board of Directors believes that the proposed sale of the water treatment division assets to DRCI under the terms of the Agreement for the Purchase and Sale of Assets is in the best interests of the Company and its shareholders. The Board believes that the sale positions the Company to accelerate the continued development and commercialization of its bioscience technologies because products derived from these technologies have potentially higher profit margins in potentially significantly larger markets. In particular, the current strategy focuses on marketing, selling and continued development of the Axenohl antimicrobial technology. The sale of the water treatment division allows the Company to focus all resources exclusively on its bioscience technologies without the distraction of simultaneously managing two different businesses. In addition, the sale of the water treatment division assets relieves the need to raise capital through sales of common stock, reducing potential future dilution, or the need to take on debt in order to execute the bioscience business plan. The proceeds from this transaction should allow the Company to be self sufficient until our bioscience technologies result in positive cash flow. Although an independent appraisal of the water treatment division was not obtained, in the past. Management had received and turned down previous lower offers for the asset. Furthermore, Management determined that the selling price that was ultimately negotiated with DRCI, which equals approximately four times EBITA (Earnings Before Interest Taxes Amortization), was a reasonable and fair value for the asset.

If the proposed transaction is consummated, DRCI will pay $2.75 million in cash at the closing. DRCI will also pay an additional $250,000 six months later and another $1,000,000 one year after closing after the Nutripure 2000 Countertop water purifier reaches certain agreed upon volume and sales projections in connection with a rollout program with a large general merchandise retailer:
$250,000.00 six months after the Nutripure 2000 Countertop has been in at least 2000 stores, and has generated approximately $2.33 million in sales; $1,000,000.00 after the Nutripure 2000 Countertop has been in at least 2000 stores for an additional six months, and has generated approximately $4.6 million in sales. In the event the sales of Nutripure products do not achieve the projected levels the additional payment amounts will be reduced on a pro rata basis. Also at closing DRCI has agreed to deposit an additional $1.6 million into escrow to purchase the Company's Trust Deed receivable at face value ($2.0 million trust deed plus accrued interest less $435,000 due to Next9
LLC), PURE Bioscience will incur no gain or loss on this portion of the agreement. The Trust Deed was acquired in August of 2003. The Company negotiated a premium price ($0.80 per share) for 2 million shares of stock in exchange for the $2,000,000 Trust Deed receivable and $35,000 related accrued interest. The Company desired only $1.6 million from the transaction, so it issued a $435,000 unsecured note payable back to Next9 LLC. The Maker of the Note is Yosemite Gateway Partners, L.P., a California limited partnership. The interest on the Note accrues at 10% per annum, compounded annually. The principal and interest on the Note is payable on or before July 12, 2004. In addition, in the event the
Note is not fully repaid on or before June 12, 2004, the Maker shall be obligated to pay a late charge of $300 per day for each day after July 12, 2004 until the date all principal and accrued interest is paid in full. The Note is secured by a third lien deed of trust against approximately 33 acres of real property owned by Yosemite Gateway Partners, L.P. in Toulumne County, California. We have agreed to subordinate the lien of the Deed of Trust to a new deed or deeds of trust securing not more than $4,000,000 of new debt financing. In the event new debt is secured by the property, the Makre will tender a principal reduction equal to fifty (50%) percent of the net proceeds from the new financing after payment of the existing obligations secured by the first deed of trust and by the second deed of trust. The payment on this Note shall be applied first to the outstanding accrued interest and then to the principle balance.


(1) To give effect to the disposition of the Water treatment division as of the balance sheet date presented. Pursuant to the Agreement for the Purchase and Sale of Assets, PURE Bioscience will sell substantially all of the assets of the Water treatment division, including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists and certain intellectual property and certain agreements and contracts to DRCI. Therefore, the adjustment removes the related historical assets and liabilities of the Water treatment division that will not be retained by PURE Bioscience.

(2) To give effect to the net cash proceeds, gain on disposition and related taxes as a result of the sale of the Water treatment division as if it occurred on July 31, 2003. The cash amount reflects the $2.75 million payment from DRCI; direct costs of the transaction of $245,000, including $160,000 in investment banking fees. $60,000 in legal fees and $25,000 in audit and accounting fees, plus the net $1.6 million for the sale of the $2.0 million Trust Deed, for net proceeds of $4.105 million. The gain reflected in accumulated deficit is composed primarily of the cash proceeds, net of the net assets sold, direct costs, and taxes payable. In the Agreement for the Purchase and Sale of Assets, dated November 24, 2003, the buyer represented that it has funds available to pay the Purchase Price and any expenses incurred by buyer in connection with the transaction contemplated by the Agreement.

(3) In August of 2003 the Company completed a financing arrangement which included the acquisition of a $2,000,000 Trust Deed receivable and $35,000 related accrued interest and issuing a $435,000 note payable resulting in a net increase of $1,600,000 in equity during the period. This note receivable is in exchange for the issuance of 2,000,000 shares of the Company's common stock to a party previously unrelated to the Company and is fully secured by specific assets other than the equity instruments granted.

On August 25, 2003, 60,000 shares were issued in exchange for attorney fees related to the acquisition of the Axenohl patent. The shares were issued at fair value of $0.75 per share. Also during the quarter ended October 31, 2003 the Company conducted three private placements in which it issued 950,000 shares of common stock at prices that range from $0.50 to $0.75 per share for a total of $545,000 with a weighted average price of $0.57 per share.

Income Taxes
The proposed sale of our water treatment division assets to DRCI will be a transaction taxable to us for United States federal and California income tax purposes. We will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash we receive in exchange for the assets sold, plus the amount of related liabilities assumed by DRCI.

Although the sale of our water treatment division assets to DRCI will result in a taxable gain to us, a portion of the taxable gain will be offset to the extent of current year losses from operations plus available net operating loss carry forwards, as currently reflected on our consolidated federal and California income tax returns. The taxable gain will differ from the gain to be reported in PURE Bioscience financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.

We believe we will be able to apply our approximately $12.1 million tax loss carry forward without limitation against the taxable gain from the sale of the water treatment division assets. However, due to the limitation of net operating loss carry forwards under the federal alternative minimum tax system, a portion of the taxable gain reduced by our net operating loss carry forwards is subject to the federal alternative minimum income tax. The availability and amount of net operating loss carry forwards are subject to audit and adjustment by the Internal Revenue Service. In the event that the Internal Revenue Service adjusts the net operating loss carry forwards, we may incur an increased tax liability.

Our stockholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of our water treatment division assets to DRCI.

Use of Funds
With the proceeds of the sale the Company intends to immediately payoff the following current liabilities:

         Loan to shareholder of $600,000
         Notes payable of $ 180,513
         Account payable and accrued liabilities of approximately $750,000

The Company will use the remaining funds to advance the commercialization, regulatory approval, sales and marketing of existing products. The Company also plans to pursue research and development, including testing and regulatory processes, of new products based on its bioscience technologies.

The remaining funds will be invested in high liquidity low risk instruments.

PROPOSAL NO. 2      AUTHORIZATION FOR THE BOARD OF DIRECTORS TO DECLARE A
                    REVERSE SPLIT OF THE OUTSTANDING COMMON STOCK ONLY AND AS
                    WHEN DEEMED NECESSARY BY THE BOARD TO MAINTAIN THE LISTING
                    OF THE COMPANY'S COMMON STOCK ON THE NASDAQ SMALLCAP MARKET
                    ON OR BEFORE FEBRUARY XX, 2004 ON THE BASIS OF UP TO ONE
                    SHARE OF COMMON STOCK FOR EVERY THREE SHARES OUTSTANDING ON
                    THE EFFECTIVE DATE WITH EACH RESULTING FRACTIONAL SHARE
                    ROUNDED UP TO THE NEXT WHOLE SHARE.

On October 30, 2003 the Board of Directors approved submitting a reverse stock split of the Company's Common Stock to the Company's shareholders if the Board subsequently determines that a reverse split would be necessary to keep the Common Stock eligible to be quoted on The Nasdaq SmallCap Market ("Nasdaq"). It is recommended that the shareholders approve giving the Board the authority to subsequently declare an up to 3-to-1 reverse stock split of the Company's Common Stock on or before February XX, 2004. Assuming that a reverse stock split would cause the trading price of the Company's Common Stock to increase in the same proportion as the amount of the split, a reverse stock split may be necessary if the quoted bid price of the Common Stock remains below $1.00 per share thereby maintaining Nasdaq eligibility of a bid price of not less than $1.00. The effective date for any subsequently declared reverse stock split will be approximately ten days following notice to Nasdaq that a reverse split has been declared. No fractional shares will be issued and no cash will be paid for fractional shares. Instead, each fractional share would be rounded up to a whole share.

The Board of Directors does not believe that a reverse split will be necessary because we believe the recent stock price trend indicates that we will regain the $1 minimum bid price requirement without implementing a reverse split. However, as the Board believes that maintenance of the NASDAQ listing is critical to the Company's ability to raise capital and to maintaining shareholder liquidity, the Board believes it is in the best interest of the Company and its shareholders that the Board have the authority to act promptly to maintain the NASDAQ listing.

Effect of Reverse Split on Holders of Odd Lots of Shares
If authorized by the shareholders and subsequently declared by the Board, a reverse split may result in shareholders having an "odd lot" of less than 100 shares if their resulting total number of shares is not a multiple of 100. A securities transaction of 100 or more shares is a "round lot" transaction of shares for securities trading purposes and a transaction of less than 100 shares is an "odd lot" transaction. Round lot transaction are the standard size requirements for securities transactions and odd lot transactions may result in higher transaction costs to the odd lot seller.

Vote Required for Approval
The affirmative vote of a majority of the votes duly cast by the holders of common stock is required to adopt this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OF MANAGEMENT
-----------------------------------------------------------------
The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of December 23, 2003 by individual directors and executive officers and by all directors and executive officers of the Company as a group. Based upon a review of the Company's shareholders list as of December 23, 2003, there are two other registered holders of five percent or more of the Company's Common Stock. As of December 23, 2003 there were 13,454,088 shares outstanding.

Name and Address of                                 Common Stock     Percentage of Shares
  Beneficial Owner              Title                 Ownership          Outstanding (%)
-------------------------  ---------------------    ---------------- ------------------------
Dennis Atchley             Secretary                    243,860 (1)            1.81
Gene Auerbach              Chief Operating Officer      175,000 (2)            1.30
Gregory Barnhill           Director                     425,000 (3)            3.16
Dennis Brovarone           Director                     506,483 (4)            3.76
Gary Brownell              Treasurer, CFO/Director      450,321 (5)            3.35
Patrick Galuska            Director                     420,690 (6)            3.13
Michael L. Krall           President, CEO/Chairman    1,353,560 (7)           10.06
Eugene Peiser              Director                     476,136 (8)            3.54
Donna Singer               Executive VP, Director       403,356 (9)            3.00

Directors and Officers as a Group
      1725 Gillespie Way
      El Cajon, CA  92020
(9 individuals)                                      4,454,406 (10)           33.11

Next9 LLC                                            2,000,000 (11)           14.87
      850 State Street
      San Diego, CA  92101

Jeffery P. Dauenhauer                                  700,000                 5.20
      800 5th Ave., Suite 4100
      Seattle WA, 98104

     (1) Includes presently exercisable options to acquire up to 200,000 shares.
     (2) Includes presently exercisable options to acquire up to 150,000 shares.
     (3) Includes presently exercisable options to acquire up to 250,000 shares.
     (4) Includes presently exercisable options to acquire up to 435,000 shares.
     (5) Includes presently exercisable options to acquire up to 400,000 shares.
     (6) Includes presently exercisable options to acquire up to 350,000 shares.
     (7) Includes presently exercisable options to acquire up to 731,250 shares.
     (8) Includes presently exercisable options to acquire up to 400,000 shares.
     (9) Includes presently exercisable options to acquire up to 375,000 shares.
     (10) Includes presently exercisable options held by all of the above officers and directors to acquire up to 3,291,250 shares.
     (11) Lee Brukman is a control person of Next9 LLC

REQUEST FOR MORE INFORMATION
----------------------------
Shareholders may obtain more information by means of the internet through the SEC's EDGAR system at www.sec.gov. Documents incorporated by reference are also available, without charge, excluding exhibits unless they have been specifically incorporated by reference in this proxy statement, upon written or oral request by contacting:

                                            PURE Bioscience
                                            1725 Gillespie Way
                                            El Cajon, CA  92020
                                            (619) 596-8600

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
-----------------------------------------
Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2004 Annual Meeting, shareholder proposals must be received by the Company no later than March 31, 2004, and must otherwise comply with the requirements of Rule 14a-8. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the date of last year's meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a shareholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting. All notices of proposals by shareholders should be sent to the office of the Company, 1725 Gillespie Way, El Cajon, California 92020.

OTHER MATTERS
-------------
We know of no other matters to be submitted at the Special meeting. If any other matter properly comes before the Special Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

UNAUDITED FINANCIAL STATEMENTS OF THE WATER TREATMENT BUSINESS
--------------------------------------------------------------
The following tables present the unaudited financial statements of the water treatment business. The unaudited balance sheet data is as of July 31, 2003 and July 31, 2002. The unaudited statements of income data are for the year ended July 31, 2002 and July 31, 2003. These financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring accruals that are necessary for a fair presentation of the financial position and results of operations for these periods. The historical financial information may not be indicative of future performance and does not reflect what the water treatment division's financial position and results of operations would have been had it operated as a separate, stand-alone entity during the periods presents.

WATER DIVISION BALANCE SHEET (Unaudited)
------------------------------------------------------------------------------
                                                           July 31    July 31
                                                             2003       2002
                                                          ---------- ---------
                                                             Water      Water
                                                           Division   Division
                                                        -----------  ----------
ASSETS
Current Assets
  Accounts receivable, net of allowance for doubtful
      accounts of $36,000 at July 31, 2003
      and $62,500 at July 31, 2002                      $   121,913  $  124,951
  Inventories                                               168,703     345,141
                                                        -----------  ----------

      Total current assets                                  290,616     470,092
                                                        -----------  ----------

Property, Plant and Equipment

  Property, plant and equipment                             183,074     209,042
                                                        -----------  ----------

     Total property, plant and equipment                    183,074     209,042
                                                        -----------  ----------

Noncurrent Assets

  Patents and licenses                                       60,603      64,931
                                                        -----------  ----------

     Total noncurrent assets                                 60,603      64,931
                                                        -----------  ----------

      Total assets                                      $   534,293  $  744,065
                                                        ===========  ==========

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities
  Accounts payable                                      $   356,754  $  283,695
  Accrued liabilities                                        45,206      53,539
                                                        -----------  ----------

      Total current liabilities                             401,960     337,234
                                                        -----------  ----------

Stockholders' net investment                                132,333     406,831
                                                        -----------  ----------

     Total stockholders' equity                             132,333     406,831
                                                        -----------  ----------

  Total liabilities and stockholders' net investment    $   534,293 $   744,065
                                                        =========== ===========






   The accompanying notes are an integral part of these financial statements

WATER DIVISION STATEMENT OF OPERATIONS (Unaudited)
-----------------------------------------------------------------------------------------

                                                 For the Year Ended    For the Year Ended
                                                       July 31              July 31
                                                        2003                  2002
                                                        ----                  ----
                                                        Water                 Water
                                                      Division              Division
                                                      ----------          -----------
Net revenues                                         $ 2,473,756          $ 2,188,965
Cost of sales                                          1,447,548            1,261,747
                                                      ----------          -----------

Gross profit                                           1,026,208              927,218
                                                      ----------          -----------

General and administrative expenses                      407,105              404,867
                                                      ----------          -----------

Total operating costs                                    407,105              404,867
                                                      ----------          -----------

Income from operations                                   619,103              522,351
                                                      ----------          -----------

Other income and (expense):
      Other                                                   -                  (800)
                                                      ----------          -----------

Total other income (expense)                                  -                  (800)
                                                      ----------          -----------

Net income                                            $  619,103          $   521,551
                                                      ==========          ===========



   The accompanying notes are an integral part of these financial statements

WATER DIVISION STATEMENT OF STOCKHOLDERS' INVESTMENT (Unaudited)
-------------------------------------------------------------------------




Balance at July 31, 2001                                        $ 389,766

       Net income                                                 521,551
       Net change due to allocations and
           intercompany balances with PURE Biosciense            (504,486)
                                                                ---------

Balance at July 31, 2002                                          406,831

       Net income                                                 619,103
       Net change due to allocations and
           intercompany balances with PURE Biosciense            (893,601)
                                                                ---------


Balance at July 31, 2003                                        $ 132,333
                                                                =========




    The accompanying notes are an integral part of these financial statements

WATER DIVISION STATEMENT OF CASH FLOWS (Unaudited)
---------------------------------------------------------------------------------------------
                                                                       For the Year Ended
                                                                           July 31
                                                                -----------------------------
                                                                     2003             2002
                                                                     ----             ----
Cash flows from operating activities
   Net income                                                    $ 619,103        $ 521,551

   Adjustments to reconcile net income to net
   cash provided by operating activities:
        Amortization                                                 4,329            4,330
        Depreciation                                                68,033           74,836
   Changes in assets and liabilities:
        (Increase) decrease in accounts receivable                   3,038          403,356
        (Increase) decrease in inventory                           176,438          138,761
        Increase (decrease) in accounts payable                     73,059           93,124
        Increase (decrease) in accrued liabilities                  (8,333)           4,532
                                                                 ---------        ----------

              Net cash provided by operating
                   activities                                      935,667        1,240,490
                                                                 ---------        ----------

Cash flows from investing activities
   Purchase of property, plant and equipment                          (532)         (12,168)
                                                                 ---------        ----------

Cash flows from financing activities
   Settlement of intercompany balances                            (935,135)      (1,228,322)
                                                                 ---------        ----------

Net increase (decrease) in cash and cash equivalents                     -                -

Cash and cash equivalents at beginning of period                         -                -
                                                                 ---------        ----------

Cash and cash equivalents at end of period                       $       -       $        -
                                                                 =========       ===========





    The accompanying notes are an integral part of these financial statements

                        PURE Bioscience - Water Division
                          Notes to Financial Statements

Note 1.  Organization and Summary of Significant Accounting Policies
On October 29, 2003, PURE Bioscience and subsidiaries ("PURE") announced that it had entered into an agreement (the "Agreement For The Purchase and Sale of Assets") to sell substantially all of the assets and certain related liabilities of the Water treatment division, including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists and certain intellectual property and certain agreements and contracts to Data Recovery Continuum, Inc. (DRCI). The sale will be accounted for by PURE Bioscience as a discontinued operation.

If the proposed transaction is consummated, DRCI will pay $2.75 million in cash at the closing. DRCI will also pay an additional $250,000 six months later and another $1,000,000 one year after closing after the Nutripure 2000 Countertop water purifier reaches certain agreed upon volume and sales projections in connection with a rollout program with a large general merchandise retailer. In the event the sales of Nutripure products do not achieve the projected levels the additional payment amounts will be reduced on a pro rata basis. Also at closing DRCI has agreed to deposit an additional $1.6 million into escrow to purchase the Company's Trust Deed receivable at face value ($2.0 million trust deed plus accrued interest less $435,000 due to Next9 LLC), PURE Bioscience will incur no gain or loss on this portion of the agreement. The Trust Deed was acquired in August of 2003 in exchange for 2,000,000 shares of PURE common stock.

This summary of significant accounting policies of PURE Bioscience Water Division is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements. The financial statements are stated in United States of America dollars.

Organization and Business Activity
PURE Bioscience was incorporated in San Diego, California on August 24, 1992 as a provider of pharmaceutical water purification products. Based on revenues, the Company's primary business is the sale and manufacture of residential and commercial water filtration systems.

Basis of Presentation and Principles of Consolidation
The accompanying financial statements include the consolidated accounts of PURE Bioscience Water Division only.

Revenue Recognition
Generally, the company recognizes income based upon concluded arrangements with customers and when all events have occurred by delivery or performance. Certain income is recognized upon shipment where the sale is made f.o.b. shipping point including sales to dealers and pharmacies. Customer acceptance provisions and installation procedures accompanying delivery are minor in nature, and the Company has not experienced any material expense in satisfying warranties and returns.

The Company has a program of providing financing to independent dealers for equipment of other manufacturers and not the Company's products. The Company receives funds from its primary lender and disperses the funds to the dealer, less a commission charged by the Company, upon completion of the contract. The Company records the commissions earned as revenues when received.

Most of the Company's chain customers have entered into multi-year contracts for the Customer Service Plan 2000. The CSP 2000 provides an extended warranty on PURE Bioscience's Fillmaster pharmacy products; significant discounts on maintenance item costs; free software upgrades for the Fillmaster 1000e and Scanmaster; automatic replacement filter shipments; and simplified, annual invoicing. When the customer buys a dispenser on the Customer Service Plan 2000 it agrees to pay a fixed annual fee that covers replacement filters and parts. The filters should be replaced once a year. In order to match income with related costs, and for simplicity in accounting and billing, the Company bills the customer the annual fee and recognizes the revenue in the same month that it ships the replacement filters to the store. This is done one year after the store is added to the Plan and each year thereafter. Future warranty costs associated with the CSP 2000 Plan are discussed in Note 18.

Accounts Receivable
The Company sells on terms of cash or net 30 days. Invoices not paid within stated terms are considered delinquent. The Company analyzes its accounts receivable periodically and recognizes an allowance for doubtful accounts based on estimated collectibility. Individual accounts deemed uncollectible are charged to the allowance. At July 31, 2003, $20,000 was considered past due, determined by 90 day after invoice date.

Depreciation Method
The cost of property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the related assets. The useful lives of property, plant, and equipment for purposes of computing depreciation are:

    Computers and equipment                                     7.0 years
    Furniture and fixtures                                     10.0 years

Leasehold improvements are being depreciated over the life of the lease, which is equal to 120 months.

Amortization of Intangible Assets
The cost of patents acquired is amortized on a straight-line basis over the remaining lives of the patents. The estimated amortization expense over each of the next five years is $21,600.

Amortization expense for the years ended July 31, 2003 and July 31, 2002 was $4,300 and $4,300, respectively.

Long-Lived Assets
In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for Impairment of Long-Lived Assets, and for Long-Lived Assets to be Disposed, the Company periodically analyzes its intangible assets and long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operation cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Inventory
Inventories are stated at the lower of cost or net realizable value using the average cost method. Inventories at July 31 consisted of:

                                                             2003           2002
                                                        -----------    -----------
                  Finished Goods                        $    66,300    $   142,300
                  Work in Progress                                0              0
                  Raw Materials                             102,400        202,900
                                                        -----------    -----------
                                                        $   168,700    $   345,100
                                                        -----------    -----------

Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
The carrying amounts for cash equivalents, receivables, and payables approximate fair value because of the short maturity, generally less than three months, of these instruments. The carrying value of the Company's line of credit approximates fair value since the current borrowing rates available for financing are similar in terms.

Other
The Company's fiscal year end is July 31.

The Company paid no cash dividends during the periods presented.

Shipping and handling costs payable by the Company are charged to cost of sales.

All of the Company's assets are located in the United States.

Note 2. Property, Plant and Equipment
The following is a summary of property, plant, and equipment - at cost, less accumulated depreciation:

                                                              July 31, 2003        July 31, 2002
                                                          ------------------    -----------------
    Computers and equipment                                $        439,200      $       400,300
    Furniture and fixtures                                           21,600               17,800
    Leasehold improvements                                           77,500               77,500
                                                          ------------------    -----------------
                                                                    538,300              495,600
    Less: accumulated depreciation and amortization                 354,600              286,600
                                                          ------------------    -----------------
             Total                                         $        183,700      $       209,000
                                                          ------------------    -----------------

Depreciation expense charged to general and administrative expense for the years ended July 31, 2003 and July 31, 2002 was $68,000 and $74,800, respectively.

Note 3.       Warranty Liability
In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". Interpretation 45 is effective for financial statements of interim or annual periods fiscal years ending after December 15, 2002 and requires the following disclosures of the Company's product warranties:

The Company provides a standard warranty of two years for replacement parts on all Fillmaster systems sold. Most of the Company's chain customers have entered into multi-year contracts for the Customer Service Plan 2000. The CSP 2000 provides an extended unlimited warranty on all PURE Bioscience pharmacy products; significant discounts on maintenance item costs; free software upgrades for the Fillmaster 1000e and Scanmaster; automatic replacement filter shipments; and simplified, annual invoicing. When the customer buys a dispenser on the Customer Service Plan 2000 it agrees to pay a fixed annual fee that covers replacement filters and parts. The Company monitors the costs of providing replacement parts other than filters. This cost has remained steady and is computed as a percentage of related revenues. The following is a summary of changes in the Company's product warranty liability.

                                Beginning         Expense       Warranty       Ending
                                Liability        Incurred       Payments       Liability
                                -----------      ----------     ----------     --------
   Year ended July 31, 2002    $    33,791      $   39,602     $   31,948     $ 41,445
                               ------------     -----------    -----------    ---------

   Year ended July 31, 2003    $    41,445      $   33,692     $   32,707     $ 42,430
                               ------------     -----------    -----------    ---------


Note 4. Commitments
On May 14, 1996, the Company entered into an operating lease agreement for its home office which expires (under extension) in October 2006. The lease includes a yearly increase of 4%. The rental expense recorded in general and administrative expenses for the years ended July 31, 2003 and July 31, 2002 was $128,100 and $114,000, respectively. Future minimum rental payments required for each of the 5 succeeding years assuming exercise of the option are as follows:

                     Year Ended July 31            Amount
                   -----------------------    -----------------
                            2004                $      133,300
                            2005                $      138,600
                            2006                $      144,100
                            2007                $      149,900
                            2008                $      155,900

Note 5. Income Taxes
The operating results Water Division are included in the consolidated income tax return of PURE Bioscience. The proposed sale of our water treatment division assets to DRCI will be a transaction taxable to PURE Bioscience for United States federal and California income tax purposes. PURE Bioscience will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash received in exchange for the assets sold, plus the amount of related liabilities assumed by DRCI.

Although the sale of our water treatment division assets to DRCI will result in a taxable gain to PURE Bioscience, a portion of the taxable gain will be offset to the extent of current year losses from operations plus available net operating loss carry forwards, as currently reflected on our consolidated federal and California income tax returns. The taxable gain will differ from the gain to be reported in PURE Bioscience financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.

We believe we will be able to apply our approximately $12.1 million tax loss carry forward without limitation against the taxable gain from the sale of the water treatment division assets. However, due to the limitation of net operating loss carry forwards under the federal alternative minimum tax system, a portion of the taxable gain reduced by our net operating loss carry forwards may be subject to the federal alternative minimum income tax. The availability and amount of net operating loss carry forwards are subject to audit and adjustment by the Internal Revenue Service. In the event that the Internal Revenue Service adjusts the net operating loss carry forwards, we may incur an increased tax liability.

Our stockholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of our water treatment division assets to DRCI.

At July 31, 2003, PURE Bioscience had federal, and California tax net operating loss carryforwards of approximately $12,030,000 and $4,945,700 respectively. At July 31, 2001, the Company had federal, and California tax net operating loss carryforwards of approximately $9,796,900 and $3,717,500 respectively. The difference between the financial reporting and the federal tax loss carryforwards is primarily due to accrued expenses and valuation allowances reported in the financials but not deductible for tax purposes. The difference between federal and California tax loss carryforwards is primarily due to the limitation on California loss carryforwards. The federal tax loss carryforwards will begin expiring in the fiscal year ended July 31, 2011, unless previously utilized and will completely expire in fiscal year ended July 31, 2023. The California tax loss carryforwards will begin to expiring in fiscal year ended July 31, 2011, unless previously utilized and will completely expire in fiscal year ended July 31, 2023.

PURE Bioscience has total deferred tax assets of approximately $4,726,000 and $3,325,700 for the fiscal years ended July 31, 2003 and 2002, respectively. Realization of these deferred tax assets, which relate to operating loss carryforwards and timing differences, is dependant on future earnings. The timing and amount of future earnings are uncertain and therefore, the valuation allowance had been established. The increase in the valuation allowance on the deferred tax asset during the fiscal year ended July 31, 2003 was $950,300.

Significant components of PURE Bioscience deferred tax assets are as follows:

                                                                July 31, 2003      July 31, 2002
                                                               ---------------    ---------------
                  Net operating loss carryforward              $    4,551,000     $    3,547,800
                  Depreciation and amortization                       124,600             90,500
                  Calculation allowances                             (292,800)          (292,100)
                  Stock options and warrants                          385,400             29,800
                  Other                                               (42,200)           (50,300)
                                                               ---------------    ---------------
                  Total deferred tax assets                         4,276,000          3,325,700
                  Valuation allowance for deferred tax assets      (4,276,000)        (3,325,700)
                                                               ---------------    ---------------
                       Net deferred tax assets                 $            -     $            -
                                                               ---------------    ---------------


A reconciliation of income taxes computed using the statutory income tax compared to the effective tax rate is as follows:

                                                           2003         2002
                                                        ---------    --------
   Federal tax benefit at the expected statutory rate        34%         34%
   State income tax, net of federal tax benefit               9           9
   Valuation allowance                                      (43)        (43)
                                                        ---------    --------

   Income tax benefit - effective rate                        0%          0%
                                                        ---------    --------

Note 6. Risks and Uncertainties
A significant part of the Company's revenues are from pharmaceutical water products.

Note 7.       Recent Accounting Pronouncements
In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations." The Statement is to be adopted for all business combinations initiated after June 30, 2001. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In June 2001, the FASB issued SFAS No. 142 "Accounting for Goodwill and Intangible Assets." In accordance with certain provisions of the Statement, goodwill acquired after June 30, 2001 is not amortized. All provisions of the Statement are required to be applied in the fiscal year beginning after December 15, 2001. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The Company adopted this statement for the year ending December 31, 2002. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In July 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets which is effective for fiscal years beginning after December 15, 2001. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and establishes a single accounting model, based on the framework established in SFAS 121, for long lived assets to be disposed of by sale. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections". SFAS 145, which is effective for fiscal years beginning after May 15, 2002, provides guidance for income statement classification of gains and losses on extinguishments of debt and accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 nullifies the guidance of the Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. The provisions of SFAS 146 are required for exit or disposal activities that are initiated after December 31, 2002. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. The provisions of SFAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In November 2002, the FASB issued FIN 45, which expands previously issued accounting guidance and disclosure requirements for certain guarantees. Except as described in Note 8, the adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies the accounting guidance on certain derivative instruments and hedging activities. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer of equity (including the equity shares of any entity whose financial statements are included in the consolidated financial statements) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and for existing financial instruments after July 1, 2003. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

                                       ###

PROXY
               PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PROXY
                                 PURE BIOSCIENCE


The undersigned appoints Michael L. Krall (and Donna Singer, if Mr. Krall is unable to serve), as the undersigned's lawful attorney and proxy, with full power of substitution and appointment, to act for and in the stead of the undersigned to attend and vote all of the undersigned's shares of the Common Stock of PURE BIOSCIENCE, a California corporation, at the Special Meeting of Shareholders to be held at the Company's corporate office at 1725 Gillespie Way, El Cajon, California 92020 , at 10:30 am. Pacific Standard Time, on February XX, 2004 and any and all adjournments thereof, for the following purposes:

PROPOSAL NO.1       SALE OF THE WATER TREATMENT DIVISION, INCLUDING NOTE AND
                    DEED OF TRUST. WE ARE SELLING SUBSTANTIALLY ALL OF THE
                    ASSETS OF OUR WATER TREATMENT DIVISION AS WELL AS OUR $2.0
                    MILLION NOTE AND DEED OF TRUST ASSET TO DATA RECOVERY
                    CONTINUUM, INC. (DRCI). DRCI WILL PAY US $2.75 MILLION IN
                    CASH AT THE CLOSING PLUS TO UP TO $1.25 MILLION IN DEFERRED
                    PAYMENTS OVER THE NEXT YEAR FOR THE WATER TREATMENT DIVISION
                    AND $2.0 MILLION FOR THE NOTE AND DEED OF TRUST ASSET.


     [ ] FOR                     [ ] AGAINST               [ ] ABSTAIN

MANAGEMENT INTENDS TO VOTE SHARES FOR PROPOSAL NO. 1 UNLESS OTHERWISE INSTRUCTED
IN THIS PROXY.                    ---



PROPOSAL NO. 2      AUTHORIZATION FOR THE BOARD OF DIRECTORS TO DECLARE A
                    REVERSE SPLIT OF THE OUTSTANDING COMMON STOCK ONLY AND AS
                    WHEN DEEMED NECESSARY BY THE BOARD TO MAINTAIN THE LISTING
                    OF THE COMPANY'S COMMON STOCK ON THE NASDAQ SMALLCAP MARKET
                    ON OR BEFORE FEBRUARY XX, 2004 ON THE BASIS OF UP TO ONE
                    SHARE OF COMMON STOCK FOR EVERY THREE SHARES OUTSTANDING ON
                    THE EFFECTIVE DATE WITH EACH RESULTING FRACTIONAL SHARE
                    ROUNDED UP TO THE NEXT WHOLE SHARE.

     [ ] FOR                    [ ]  AGAINST              [ ]  ABSTAIN

MANAGEMENT INTENDS TO VOTE SHARES FOR PROPOSAL NO. 2 UNLESS OTHERWISE INSTRUCTED
IN THIS PROXY.                    ---





  SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATION ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS FOR WHICH THE SHAREHOLDER HAS NOT INDICATED A PREFERENCE OR IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

  In the Shareholder's discretion the Proxy is authorized to vote on such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

  The undersigned revokes any proxies heretofore given by the undersigned and acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement and the Annual Report to Shareholders furnished herewith.

                                 Dated:                         2004
                                       -------------------------


                           -----------------------------------------------------
                                                   Signature

                           -----------------------------------------------------
                                           Signature if held jointly



  Signature(s) should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PURE BIOSCIENCE. PLEASE SIGN AND RETURN THIS PROXY TO PURE BIOSCIENCE, C/O COMPUTERSHARE INVESTOR SERVICES, P.O. BOX 1596, DENVER, CO 80201. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

                                 by and between

                                 PURE BIOSCIENCE

                                    as SELLER

                                       and

                          DATA RECOVERY CONTINUUM, INC.

                                    as BUYER

                          DATED AS OF November 24, 2003







Purchase Agreement                  Page 1 of 37              PURE MK   DRCI LB
PURE and DRCI

                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS ("AGREEMENT") is made as of October 30, 2003 by and between PURE BIOSCIENCE, a California corporation ("SELLER" or "PURE"), and DATA RECOVERY CONTINUUM, INC., a Delaware corporation ("BUYER" or "DRCI").

                                 R E C I T A L S

          A. WHEREAS, Seller is, among other things, engaged in the manufacturing, marketing, sales and distribution of water purification, filtration, measuring and dispensing equipment for use by pharmacies and consumers, including Fillmaster, Scanmaster and Pharmapure products, for pharmacy use; and Nutripure(R) products for consumer point-of-use water filtration and provide technical support related to such water and dispensing system products. Seller also owns a Note for Real Estate secured by a Deed of Trust (collectively, the "BUSINESS");

          B. WHEREAS, the Business is composed of certain assets and liabilities that are currently part of Seller;

          C. WHEREAS, Seller desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Seller, the Purchased Assets (as hereinafter defined), and Buyer is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein; and

          D. WHEREAS, Seller and Buyer desire to enter into each Assignment and Bill of Sale for the Purchased Assets, and a Sublease(s) (collectively, the "COLLATERAL AGREEMENTS").

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.   DEFINITIONS

     1.1 DEFINED TERMS

     For the purposes of this Agreement, in addition to the words and phrases that are described throughout the body of this Agreement, the following words and phrases shall have the following meanings:

     "AFFILIATE" of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     "PRINCIPAL EQUIPMENT" means the computers, servers, machinery and equipment (including any related spare parts, dies, molds, tools, and tooling) and other similar items used by Seller primarily in the conduct of the Business. Principal Equipment includes rights to the warranties received from the manufacturers and distributors of said items and to any related claims, credits, rights of recovery and setoff with respect to said items, but only to the extent such rights are assignable.

     "PROPRIETARY INFORMATION" means all information (whether or not protectable by patent, copyright, mask works or trade secret rights) not generally known to the public (except for patents), including, but not limited to, works of authorship, inventions, discoveries, patentable


Purchase Agreement                  Page 2 of 37              PURE MK   DRCI  LB
PURE and DRCI
subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process.

     "REASONABLE COMMERCIAL EFFORTS" means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is or is not actually accomplished is no indication that the obligated party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.

2 PURCHASE AND SALE OF THE BUSINESS

     2.1 PURCHASE AND SALE OF ASSETS

     Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, on the Closing Dates, Seller shall grant, bargain, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller all of the right, title and interest in, to and under the Purchased Assets that Seller possesses and has the right to transfer as the same shall exist on the Closing Date. For purposes of this Agreement, "PURCHASED ASSETS" shall mean all the assets, properties and rights used by Seller whether tangible or intangible, real, personal or mixed, set forth or described in Sections 2.1(a) through 2.1(j), inclusive, whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements and as set forth in
Schedule 2.1

          (a)  the Sublease(s);

          (b)  the Principal Equipment and the Purchased Leased Equipment;

          (c)  the Fixtures and Supplies;

          (d)  the Inventory;

          (e)  the Intellectual Property;

          (f)  the Contracts;

          (g)  the Business Records;

          (h) the accounts receivable that are billed directly by the Business for goods or services billed after the date of Second Closing;

          (i)  the Note and Deed of Trust

          (j) 100% of the outstanding Common Stock of the Innovative Medical Services, Inc.

     2.2 PURCHASE PRICE

Purchase Agreement                  Page 3 of 37              PURE MK   DRCI LB
PURE and DRCI

          (a) In consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Buyer and in addition to assuming the Assumed Liabilities, the Purchase Price for the Note receivable and Deed of Trust is $2,000,000.00 plus accrued interest and the Purchase Price for the Purchased Assets is $2,750,000.00 plus Post Closing payments to Seller of $1,250,000.00 set forth in Paragraph 2.2(e).

          (b)  The Purchase Price shall be paid to Seller by Buyer as follows:

               i. Buyer shall credit to SELLER at the Second Closing, an approximate amount of $2,000,000.00 as the purchase price for the Note pursuant to Escrow instructions attached which sets forth the exact amount accounting for principal and interest to date.

               ii. The Purchase Price also includes the payment by Seller to NEXT9, LLC. pursuant to its Note to NEXT9, LLC. for $435,000.00, in form set forth in SCHEDULE 2.2(a) and delivered by the SELLER to the Escrow Agent prior to Closing.

               iii. Buyer shall pay to Escrow Agent at the Second Closing, an amount equal to $2,750,000.00 as the purchase price for the Purchased Assets.

          (c) All deposits of funds shall be in cash by wire transfer of immediately available funds to an account designated by the Escrow instructions at least two (2) Business Days prior to each Closing.

          (d) Attached hereto as SCHEDULE 2.2(b) is a Valuation of the Inventory as of October 31, 2003 (the "10/31/03 INVENTORY STATEMENT"). A valuation of Inventory at three business days prior to the Second Closing shall be made. The Purchase Price at the Second Closing shall be adjusted to reflect any difference in Inventory valuation in excess of $1,000.00

          (e)  POST CLOSING PAYMENTS:

               i. $250,000.00 six months after the Nutripure 2000 Countertop has been in at least 2000 Wal-Mart stores, and has met the projections attached as Exhibit "D"; and

               ii. $1,000,000.00 after the Nutripure 2000 Countertop has been in at least 2000 Wal-Mart stores for an additional six months, and has met the projections attached as Exhibit "D".

               iii. In the event the sales of Nutripure products do not achieve the projections described in Exhibit "D", then the amounts indicated in 2.2(c)(i) and in 2.2(c)(ii) above shall be reduced on a pro rata basis. For example, if the net sales for the Nutripure 2000 is fifty percent of the projections in Exhibit "D", then the amounts paid by DRCI to PURE shall be fifty percent (i.e., $125,000.00 and $500,000.00 respectively).

     2.3 ASSUMED LIABILITIES

     On the second Closing Date, Buyer shall execute and deliver to Seller the one or more Assumption Agreements and one or more Lease Assignments or Subleases as needed pursuant to which Buyer or any such Buyer Designee shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities. "ASSUMED LIABILITIES" shall mean only those liabilities and obligations set forth in this Section 2.3, whether or not any such obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller's books or financial statements:


Purchase Agreement                  Page 4 of 37              PURE MK   DRCI LB
PURE and DRCI

          (a) the personal days and floating holidays of Transferred Employees;

          (b) the liabilities and obligations arising on or after the Closing Date under the Assumed Leases;

          (c) with respect to the Business, any product warranty liabilities arising from sales of products in the ordinary course of business;

          (d) All other Encumbrances and other obligations related to the Purchased Assets that are specifically identified in this Agreement or the Schedules hereto; and

          (e) the obligations and liabilities with respect to the Transferred Employees, the Business or the Purchased Assets, known or unknown, absolute or contingent, the basis of which arises or accrues on or after the Closing Date.

     2.4 FURTHER ASSURANCES; FURTHER CONVEYANCES AND ASSUMPTIONS; CONSENT OF THIRD PARTIES

          (a) From time to time following the second Closing, Seller agrees to make available to Buyer all confidential and non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Buyer to transition such employees into Buyer's records.

          (b) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its Affiliates and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer and/or its Affiliates under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer and/or its Affiliates under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

     2.5 NO LICENSES

     No title, right or license of any kind is granted to Buyer pursuant to this Agreement with respect to Seller's or any of its Affiliate's Proprietary Information, other than that of the Schedule 2.1 (e) Purchased Assets either directly or indirectly, by implication, by estoppel or otherwise.

     2.6 BULK SALES LAW

     Buyer hereby waives compliance by Seller with the requirements and provisions of any "bulk-transfer" Laws of any jurisdiction, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

     2.7 TAXES

     (a) Other than real estate transfer taxes which shall be paid as set forth in the last sentence of this Section 2.7(a) Buyer and Seller shall be independently responsible for the payment of their applicable tax liabilities, recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby, except for Seller's net income and capital gains taxes or franchise or other taxes based on Seller's net income. Buyer and Seller agree to each pay one-half (1/2) of any applicable real estate transfer taxes that arise as a result of this Agreement.



Purchase Agreement                  Page 5 of 37              PURE MK   DRCI LB
PURE and DRCI

     (b) Buyer shall be responsible for all taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period (or that portion of the period) immediately beginning after the Closing Date. Seller shall be responsible for all taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period (or that portion of the period) prior to or on the Closing Date.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that:

     3.1 ORGANIZATION AND QUALIFICATION

     Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and operate the Purchased Assets. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not reasonably be expected to have a Material Adverse Effect.

     3.2 SUBSIDIARY - Innovative Medical Services, Inc.

     Seller has a wholly owned subsidiary, Innovative Medical Services, Inc., a newly formed Nevada corporation which is duly organized and validly existing under the Laws of the state of Nevada. The subsidiary has all requisite corporate or similar power and authority to own, lease and operate the Purchased Assets owned by it and to carry on its portion of the Business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that could not reasonably be expected to have a Material Adverse Effect. The Subsidiary is the only Affiliate of Seller that has title to any Purchased Asset or any obligation that is an Assumed Liability, in each case related to the Business as currently conducted.

     3.3 AUTHORIZATION; BINDING EFFECT

     (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party by all requisite corporate action.

     (b) This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller has title to any asset reasonably expected to be a Purchased Asset or an obligation reasonably expected to be an Assumed Liability will be a party when duly executed and delivered by Seller will be, valid and legally binding obligations of Seller enforceable against Seller as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.


Purchase Agreement                  Page 6 of 37              PURE MK   DRCI LB
PURE and DRCI

     3.4 NON-CONTRAVENTION

     (a) The execution, delivery and performance of this Agreement by Seller and the Collateral Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Seller's charter, by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Seller is a party or by which it is bound and which relates to the Business or the Purchased Assets, which violation, breach or default could be reasonably expected to have a Material Adverse Effect, or (iii) violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller, the Subsidiary or the Purchased Assets, and which violation could be reasonably expected to have a Material Adverse Effect.

     3.5 TITLE TO PROPERTY; PRINCIPAL EQUIPMENT; SUFFICIENCY OF ASSETS

     (a) Seller has and at the Closing will have good and valid title to, or a valid and binding leasehold interest or license in, all real and personal tangible Purchased Assets free and clear of any Encumbrance except for Permitted Encumbrances.

     (b) Each material item of Principal Equipment is in good operating condition, in light of its respective age, for the purposes for which it is currently being used, but is otherwise being transferred on a "where is" and, as to condition, "as is" basis.

     3.7 REAL ESTATE

     (a) Exhibit "B" contains a complete and accurate description of the Premises to be sublet to BUYER by SELLER. Buyer has been provided with a complete and correct copy of the sublease. Except as set forth in Exhibit "B", the Lease held by SELLER is in full force and effect and to Seller's knowledge, Seller has not violated, and the landlord has not waived, any of the material terms or conditions of the lease and to Seller's knowledge, all the material covenants to be performed by the Seller and the landlord under the Lease prior to the date hereof or the Closing Date, as applicable, have been performed in all material respects.

     (b) The use of the Leased Premises as presently used by the Business, does not violate any local zoning or similar land use laws or governmental regulations which violation could reasonably be expected to have a Material Adverse Effect. Seller is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the Leased Premises where such violation or noncompliance could reasonably be expected to have a Material Adverse Effect. There is no condemnation or, to the best knowledge of Seller, threatened condemnation affecting the Leased Premises.

     3.8 COMPLIANCE WITH LAWS; LITIGATION


Purchase Agreement                  Page 7 of 37              PURE MK   DRCI  LB
PURE and DRCI

     (a) Seller engaged in the conduct of the Business (including the use and occupation of the Premises) is in compliance in all material respects with all applicable Laws and all decrees, orders, judgments, permits and licenses of or from governmental bodies except for failures to comply that could not reasonably be expected to have a Material Adverse Effect.

     (b) There are no actions, suits, proceedings, arbitrations or governmental investigations pending or, to Seller's knowledge, threatened against it with respect to the Business that could be reasonably expected to have a Material Adverse Effect.

     3.9 BUSINESS EMPLOYEES

     (a) SCHEDULE 3.9(a) contains a complete and accurate list of all the Business Employees as of October 31, 2003, showing for each Business Employee, the name, position held, service date, salary or wages and aggregate annual compensation for Seller's last fiscal year. None of the Business Employees is covered by any union, collective bargaining or other similar labor agreements.

     (b) Except as set forth in SCHEDULE 3.9(b), with respect to all Business Employees, Seller does not currently maintain, contribute to or has any liability under any employee benefit plan.

     (d) As relates to the Business, there is not presently pending or existing, and to Seller's knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, (ii) any application for certification of a collective bargaining agent, or (iii) except as set forth in SCHEDULE 3.8(b), any controversies pending, or to Seller's knowledge, threatened between Seller and its employees that could reasonably be expected to have a Material Adverse Effect.

     3.10 CONTRACTS

     SCHEDULE 3.10 contains a complete and accurate list of all outstanding Contracts that would require over the full term thereof payments by or to Seller of more than $250,000 (the "MATERIAL CONTRACTS"). The Material Contracts include all existing contracts and commitments of Seller that are (i) primarily related to the Business, or (ii) by which the Purchased Assets may be bound or affected, in each case whether written or oral. Each of such Material Contracts is valid, binding and enforceable against Seller and, to Seller's knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth on SCHEDULE 3.10, Seller is not in default or breach of or is otherwise delinquent in performance under any such Material Contracts which default or breach could reasonably be expected to have a Material Adverse Effect, and, to Seller's knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any of such Contracts and no event has occurred that, with notice or lapse of time, or both, would constitute such a default.

     3.11 ENVIRONMENTAL MATTERS

     (a) the operations of the Business and the Premises comply in all material respects with all applicable environmental protection laws;

     (b) Seller has obtained all environmental, health and safety governmental permits necessary for its operations, and all such governmental permits are in good standing and Seller is in compliance with all terms and conditions of such permits except where the failure to obtain, maintain in good standing or be in compliance with, such permits could not reasonably be expected to have a Material Adverse Effect;

     (c) The Seller, or any of the Premises or the operations of the Business, is not subject to any on-going investigation by, order from or agreement with any person respecting (i) any environmental protection law, or (ii) any remedial action arising from the release or threatened release of a hazardous substance into the environment;


Purchase Agreement                  Page 8 of 37              PURE MK   DRCI LB
PURE and DRCI

     (d) Seller is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any environmental protection law;

     (e) Seller has filed all notices required to be filed under any environmental protection law indicating past or present treatment, storage or disposal of a hazardous substance or reporting a spill or release of a hazardous substance into the environment except where the failure to file any such notices could not reasonably be expected to have a Material Adverse Effect;

     (f) there is not now, nor to Seller's knowledge, has there ever been, on or in any Premise any underground storage tanks;

     (g) Seller has not received any written notice, or to Seller's knowledge, other claim to the effect that it is or may be liable to any person as a result of the release or threatened release of a hazardous substance;

     (h) to Seller's knowledge, there have been no releases, or threatened releases of any hazardous substances into, on or under any of the Premises, in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable environmental protection law; and

          (i) Seller has delivered to Buyer true and complete copies of all asbestos and other environmental reports disclosing the presence of asbestos or other hazardous materials on any of the Premises.

     3.12 INTELLECTUAL PROPERTY

     (a) Seller owns or has a valid right to grant the licenses in all of the copyrights, know how, patents, service marks, trademarks, trade secrets and other proprietary intellectual property rights that it is assigning or licensing to Buyer collectively, the "INTELLECTUAL PROPERTY").

     (b) To the knowledge of the senior management of the Business and the members of Seller's intellectual property legal department, none of the products of the Business manufactured and currently sold by Seller infringe any intellectual property rights owned by any other Third Party. To Seller's knowledge, there are no claims or demands of any Third Party pertaining to the Intellectual Property being assigned or licensed to Buyer, excluding immaterial assertions of rights which have not been presented in the form of a specific claim or demand, with respect to the operation of the Business by Seller as of the date hereof with respect to the Purchased Assets. To the knowledge of the senior management of the Business and the members of Seller's intellectual property legal department, no proceedings have been instituted, are pending, or are threatened which challenge the rights of Seller in respect any of the Intellectual Property, excluding immaterial assertions of rights which have not been presented in the form of a specific claim or demand.

     (c) At the Closing, Seller will provide, either by assignment or license to Buyer all of the Intellectual Property which is necessary for Buyer to conduct the Business as it is presently conducted and to make, have made, use, lease, import, offer to sell or sell the products, as such products existed as of the Closing Date, of the Business. Buyer's sole remedy for breach of this Section 3.12(c) shall be the assignment or licensing by Seller to Buyer of those components of such Intellectual Property which are required by Buyer to conduct the Business after the Closing and to make, have made, use, lease, import, offer to sell or sell any products of the Business as to which ownership or license rights were not adequately conveyed.


Purchase Agreement                  Page 9 of 37              PURE MK   DRCI LB
PURE and DRCI

     3.13 BROKERS

     Other than GunAllen Financial, Inc., the fees and expenses of which will be paid by Seller, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate.

     3.14 TAXES

     Seller has paid or will pay when due or finally settled all taxes relating to the Business or to the Purchased Assets which are or become due and payable for all periods up to and including the Closing Date. Seller has properly filed on a timely basis, or so will file, when due, all tax returns relating to the Business or the Purchased Assets for all periods up to and including the Closing Date. There are no Encumbrances for taxes (other than Assumed Liabilities) on the Purchased Assets.

     3.15 PRODUCT LIABILITY AND RECALLS

     (a) Since August 1, 1992, there has been no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or governmental body pending or, to the best knowledge of Seller, threatened, against or involving the Business relating to any product alleged to have been designed, manufactured or sold by the Business and alleged to have been defective or improperly designed or manufactured.

     (b) Since August 1, 1992, there has been no pending, or to the best knowledge of Seller, threatened recall or investigation of any product sold by Seller in connection with the Business.

     3.16 CUSTOMER AND SUPPLIERS

     SCHEDULE 3.16 contains a list setting forth the 10 largest customers of the Business, by dollar amount, over the 12 months ended July 31, 2003, and the 10 largest suppliers of the Business, by dollar amount, over the 12 months ended July 31, 2003. All purchase and sale orders and other commitments for purchases and sales made by Seller in connection with the Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

     3.17 RESTRICTIONS ON THE BUSINESS

     Except for this Agreement, to the best knowledge of Seller, there is no agreement, judgment, injunction, order or decree binding upon Seller or any of its Affiliates affecting Seller's or its Affiliates' conduct of the Business as currently conducted.

     3.18 SCHEDULE D PROFORMA

     The Proforma projections set forth in Exhibit D represent the good faith estimations and stated assumptions of the Seller based upon its experience. Seller makes no representation or warranty that actual results will meet or exceed these Proforma projections. The only effect of failure to meet or exceed said projections being post closing payment adjustment to Seller as per Paragraph 2.2 (e)

Purchase Agreement                  Page 10 of 37             PURE MK   DRCI LB
PURE and DRCI

     3.19 NO OTHER REPRESENTATIONS OR WARRANTIES

     Except for the representations and warranties contained in this Section 3, and Exhibit "D" not withstanding, neither the Seller, any Affiliate or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or the Business, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing. Notwithstanding anything to the contrary herein, no representation or warranty contained in this Section 3 is intended to, or do, cover or otherwise pertain to any assets that are not included in the Purchased Assets or any liabilities that are not included in the Assumed Liabilities.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that:

     4.1 ORGANIZATION AND QUALIFICATION

     Each of Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of Buyer and any Buyer Designee has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not reasonably be expected to have a material adverse effect on Buyer's business taken as a whole.

     4.2 AUTHORIZATION; BINDING EFFECT

     (a) Each of Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements, as the case may be, and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements, as the case may be, by all requisite action (corporate or other).

     (b) This Agreement has been duly executed and delivered by and this Agreement is, and the Collateral Agreements when duly executed and delivered by Buyer will be, valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

     4.3 NO VIOLATIONS


Purchase Agreement                  Page 11 of 37             PURE MK   DRCI LB
PURE and DRCI

     (a) The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Buyer's charter or by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound which violation, breach or default could be reasonably expected to have a material adverse effect on Buyer or (iii) violate any material order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any of its respective properties which could be reasonably expected to have a material adverse effect on Buyer.

     4.4 BROKERS

     Other than GunAllen Financial, Inc., the fees and expenses of which will be paid by Buyer, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate.

     4.5 NO OTHER SELLER REPRESENTATIONS AND WARRANTIES

     (a) With respect to the Purchased Assets, the Business, or any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate, or any agent, employee, attorney or other representative of Seller or by any Person representing or purporting to represent Seller that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally.

     (b) Buyer acknowledges that it has made its own assessment of the future of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Buyer further acknowledges that the Exhibit "D" Pro Forma notwithstanding, neither Seller nor any Affiliate has made any warranty, express or implied, as to the future of the Business or its profitability for Buyer, or with respect to any forecasts, projections or business plans prepared by or on behalf of Seller and delivered to Buyer in connection with the Business and the negotiation and the execution of this Agreement.

     (c) To the extent reasonably apparent from its context, disclosure by Seller on any one Schedule delivered pursuant to this Agreement at or prior to the Closing shall be disclosure as to all such Schedules and, to the extent such disclosure conflicts with any representation or warranty of Seller, Seller shall have no liability for breach of any such representation or warranty relating to such conflicts.

     4.6 SUFFICIENCY OF FUNDS

     The Buyer (i) has funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; (ii) has the resources and capabilities (financial or otherwise) to perform hereunder and under the Collateral Agreements; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities.

     4.7 NO OTHER REPRESENTATIONS OR WARRANTIES


Purchase Agreement                  Page 12 of 37             PURE MK   DRCI LB
PURE and DRCI

     Except for the representations and warranties contained in this Section 4, neither the Buyer, any Affiliate or any other Person makes any representations or warranties, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer or any Affiliate, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement or the transactions contemplated, notwithstanding the delivery or disclosure to Seller or its representatives of any documentation or other information with respect to any one or more of the foregoing.

5. CERTAIN COVENANTS

     5.1 ACCESS AND INFORMATION

     (a) Seller will give, and cause its Affiliates to give, to Buyer and its Affiliates and to their respective officers, employees, accountants, counsel and other representatives reasonable access during Seller's or the applicable Affiliate's normal business hours throughout the period prior to the Closing to all of Seller's or the applicable Affiliate's properties, books, contracts, commitments, reports of examination and records directly relating to the Business or the Purchased Assets. Seller shall assist, and cause its Affiliates to assist, Buyer and its Affiliates in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to Buyer for such purposes; IT BEING UNDERSTOOD that Buyer shall reimburse Seller or the applicable Affiliate promptly for reasonable and necessary out of pocket expenses incurred by Seller or any Affiliate in complying with any such request by or on behalf of Buyer.

     (b) After the Closing Date, Seller and Buyer will provide, and will cause their respective Affiliates to provide, to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third-Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Governmental Permits, Licenses, Contracts and any other information existing as of the Closing Date and relating to the Business or the Purchased Assets, and will make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions, operations or activities relating to the Business or the Purchased Assets, and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or regulatory body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

     (c) Buyer agrees to preserve all Business Records, Licenses and Governmental Permits in accordance with its corporate policies related to preservation of records. Buyer further agrees that, to the extent Business Records, Licenses or Governmental Permits are placed in storage, they will be indexed in such a manner as to make individual document retrieval possible in an expeditious manner.

     5.2 CONDUCT OF BUSINESS


Purchase Agreement                  Page 13 of 37             PURE MK   DRCI LB
PURE and DRCI

     From and after the date of this Agreement and until the Closing Date, except as otherwise contemplated by this Agreement or the Schedules hereto or as Buyer shall otherwise consent to in writing, Seller and the Subsidiary, with respect to the Business:

          (a) will carry on the Business in the ordinary course consistent with past practice including taking or refraining from taking any actions likely to significantly change its existing relationships with customers, suppliers and others having business relationships with the Business;

          (b) will not permit, other than in the ordinary course of business consistent with past practice or as may be required by Law or a Governmental Body, all or any of the Purchased Assets (real or personal, tangible or intangible) presently and actively used in the operation of the Business to be sold, licensed or subjected to any Encumbrance (other than a Permitted Encumbrance);

          (c) will not acquire, sell, lease, license, transfer or dispose of any asset that would otherwise be a Purchased Asset except in the ordinary course of business consistent with past practice;

          (d) will not terminate or materially extend or materially modify any Material Contract except in the ordinary course of business consistent with past practice;

          (e) will not do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time;

          (f) will not increase the compensation payable or to become payable to any of the Business Employees, except for increases in the ordinary course of business and consistent with past practice, or otherwise enter into or alter any employment, consulting, or service agreement, except in the ordinary course of business and consistent with past practice, or enter into any retention agreements or agreements for enhanced or extraordinary severance with any Business Employees other than at the request of Buyer;

          (g) will not commence, enter into, or alter any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retirement, or incentive plan or any fringe benefit plan for employees of the Business, except in the ordinary course of business and consistent with past practice;

          (h) will not sever or terminate any Business Employees except for cause or in the ordinary course of business; or

          (i) will not enter into any agreement or commitment with respect to any of the foregoing.

     5.3 TAX REPORTING AND ALLOCATION OF CONSIDERATION

     Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Business Employee in connection with operating the Business prior to or on the Closing Date, and (ii) Buyer will be responsible for and will perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Transferred Employee in connection with operating the Business after the Closing Date.


Purchase Agreement                  Page 14 of 37             PURE MK   DRCI LB
PURE and DRCI

     5.4 BUSINESS EMPLOYEES

          (a) As of the Closing Date, Buyer shall make offers of employment to all Business Employees listed on SCHEDULE 3.9(a) (including those absent due to vacation, holiday, illness, leave of absence or short-term disability, but excluding any Business Employees on long-term disability). Seller shall cooperate in facilitating the performance of Buyer's obligation to make such offers. Business Employees who accept Buyer's offer of employment, as of the effective date of their employment with Buyer, shall be referred to as "TRANSFERRED EMPLOYEES".

          (b) As of the Closing Date, Buyer shall provide Transferred Employees, until at least December 31, 2003, a total compensation package of salary and benefits that, in the aggregate, are substantially similar to that offered by Seller or its applicable Subsidiary immediately prior to the Closing Date. Except as otherwise agreed to in this Section 5.4, Buyer shall be under no obligation to establish any pension plan or any retiree medical, dental, or life insurance plans for Business Employees. Except as expressly set forth in this Section 5.4, Seller or its designated Affiliates shall retain or reimburse Buyer for all liabilities and obligations with respect to benefits accrued under all benefit plans or arrangements maintained, administered, or contributed to by Seller or its Affiliates, including any such plans or arrangements applicable to Business Employees, employees, or former employees (including any beneficiary thereof). Except as expressly set forth in this Section 5.4, no assets of any benefit plan or arrangement maintained, administered, or contributed to by Seller or any Affiliate thereof shall be transferred to Buyer or any Affiliate thereof. Buyer's benefit plans and policies, including vacation, retirement, severance and welfare plans, shall recognize (i) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Transferred Employee towards deductibles, co-pays and out-of-pocket maximums in any health or other insurance plan of Seller, and (ii) for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service (other than for benefits accrued under any defined benefit plan not described in Section 5.4(g)), all service with Seller, including service with predecessor employers that was recognized by Seller and any prior unbridged service with Seller, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

          (c) Employment with Buyer of Transferred Employees shall be effective as of the Business Day following the close of business on the Closing Date, except that the employment of individuals receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with the Buyer.

     5.5 COLLATERAL AGREEMENTS; LEASED EQUIPMENT

          (a) (i) On or prior to the Closing Date, Buyer shall execute and deliver to Seller, and Seller or the Subsidiary shall execute and deliver to Buyer the Collateral Agreements;(ii) Prior to the Closing Date, Seller and Buyer shall negotiate in good faith any required transition services to be provided by the Seller.

     5.6 CONTACTS WITH SUPPLIERS, EMPLOYEES AND CUSTOMERS

     Seller and Buyer agree to cooperate in contacting any suppliers to, or customers of, the Business or any Business Employees in connection with or pertaining to any subject of this Agreement.

     5.7 NON-COMPETITION


Purchase Agreement                  Page 15 of 37             PURE MK   DRCI LB
PURE and DRCI

          (a) Seller agrees that, as part of the consideration for the payment of the Purchase Price, for a period of five (5) years immediately following the Closing Date, neither Seller nor any of its Affiliates will,(i) directly or indirectly, operate, perform or have any ownership interest in a business that develops, manufactures, sells, installs any point-of-use water filtration equipment, (ii) purchase or otherwise acquire by merger, purchase of assets, stock, controlling interest or otherwise any Person or business or engage in any similar merger and acquisition activity with any Person the primary business of which is not in competition with the Business. In addition, for these purposes, ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of 10% of any class of such securities shall not be considered to be competition with the Business.

          (b) Seller acknowledges that the restrictions set forth in Section 5.7 constitute a material inducement to Buyer's entering into and performing this Agreement. Seller further acknowledges, stipulates and agrees that a breach of such obligation could result in irreparable harm and continuing damage to Buyer for which there may be no adequate remedy at law and further agrees that in the event of any breach of said obligation, Buyer may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

6. CONFIDENTIAL NATURE OF INFORMATION

     6.1 CONFIDENTIALITY AGREEMENT

     Buyer agrees that the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; PROVIDED, HOWEVER, that subject to Section 6.2(a), the Confidentiality Agreement shall terminate as of the Closing with respect to Buyer's obligations thereunder and shall be of no further force and effect thereafter with respect to information of Seller or a Subsidiary the ownership of which is transferred to Buyer.

     6.2 SELLER'S PROPRIETARY INFORMATION

          (a) Except as provided in Section 6.2(b), after the Closing and for a period of five (5) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller's and its Affiliates' Proprietary Information that is received from, or made available by, Seller in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about Seller's and its Affiliates' business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except for such Proprietary Information as is conveyed to Buyer as part of the Purchased Assets.

          (b) Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Proprietary Information that: (i) at the time of disclosure was already known to Buyer other than through this transaction, free of restriction as evidenced by documentation in Buyer's possession; (ii) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer; (iii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement; (iv) to the extent it is independently developed by Buyer; or (v) is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.


Purchase Agreement                  Page 16 of 37             PURE MK   DRCI LB
PURE and DRCI

          (c) If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller such that Seller may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the opinion of Buyer's counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or significant penalty, Buyer (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law. Buyer will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

     6.3 BUYER'S PROPRIETARY INFORMATION

          (a) Except as provided in Section 6.3(b), after the Closing Date and for a period of five (5) years thereafter, Seller agrees that it will keep confidential all of Buyer's and its Affiliates' Proprietary Information that is conveyed to Buyer or a Buyer Designee as part of the Purchased Assets, including, for purposes of this Section 6.3, information about the Business' business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information.

          (b) Notwithstanding the foregoing, such Proprietary Information regarding the Business shall not be deemed confidential and Seller shall have no obligation with respect to any such Proprietary Information that:
     (i) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller; (ii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement; or (iii) is, subject to
     Section 6.3(c), required to be disclosed under applicable Law or judicial process.

          (c) If Seller (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information regarding the Business, Seller will promptly notify Buyer of such request or requirement and will cooperate with Buyer such that Buyer may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is in the opinion of Seller's counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or significant penalty, Seller (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law. Seller will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

     6.4 CONFIDENTIAL NATURE OF AGREEMENT

     Except to the extent that disclosure thereof is required under accounting, stock exchange or Federal Securities Laws disclosure obligations, or labor relations law, both parties agree that the terms and conditions of this Agreement, and all attachments and amendments hereto and thereto shall be considered Proprietary Information protected under this Article 6. Notwithstanding anything in this Article 6 to the contrary, in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6.


Purchase Agreement                  Page 17 of 37             PURE MK   DRCI LB
PURE and DRCI

7. CLOSING - ESCROW

     7.1 Closing shall be managed by Allison-McCloskey Escrow Company located at 4820 El Cajon Blvd., San Diego, CA, as Escrow Agent pursuant to the Escrow Instructions attached. At the Closing, the following transactions shall take place:

     7.2 CLOSING DATES

     Each Closing shall take place at the offices of the Escrow Agent at 5:00 p.m. local time. The first Closing date shall be November 24, 2003, and the second Closing date shall be on the first business day following the PURE Bioscience Shareholders Meeting to be held on or about mid January 2004.

     7.3 PAYMENT OF ESCROW FEES: Buyer and Seller to each pay one-half (1/2) of the fees and expenses charged by Allison-McCloskey Escrow Company to manage the escrow closings.

8. CONDITIONS PRECEDENT TO CLOSING

     8.1 GENERAL CONDITIONS

     The respective obligations of Buyer and Seller to effect a Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at each Closing, of each of the following conditions:

          (a) NO INJUNCTIONS. No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or the Collateral Agreements.

     8.2 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closings, of each of the following conditions, any of which may be waived in writing by
Buyer:

          (a) REPRESENTATIONS AND WARRANTIES OF SELLER TRUE AT CLOSINGS. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Dates, as though such representations and warranties were made at and as of the Closing Dates, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.


Purchase Agreement                  Page 18 of 37             PURE MK   DRCI LB
PURE and DRCI

          (b) PERFORMANCE BY SELLER. Seller shall have delivered all of the documents required under the Escrow Instructions and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closings, including executing the Collateral Agreements.

          (c) MATERIAL ADVERSE EFFECT. There shall not have been any Material Adverse Effect from the date hereof to the Closing Date.

          (d) LEGAL OPINION. Delivery to Escrow prior to second Closing of an opinion or opinions of Counsel for Seller dated the Closing Date with respect to the matters described in Sections 3.1, 3.2, 3.3 and 3.4 (other than subparagraph (a)(ii)) in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Buyer;

     8.3 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     The obligations of Seller to effect the Closings of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing of each of the following conditions, any of which may be waived in writing by
Seller:

          (a) REPRESENTATIONS AND WARRANTIES OF BUYER TRUE AT CLOSINGS. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects at and as of the Closing Dates as though such representations and warranties were made at and as of the Closing Dates, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

          (b) PERFORMANCE BY BUYER. Buyer or a Buyer Designee shall have delivered all of the documents required under the Escrow Instructions and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closings including executing the Collateral Agreements.

          (c) LEGAL OPINION. Delivery to Escrow prior to second Closing of an opinion or opinions of Counsel for Buyer dated the Closing Date with respect to the matters described in Sections 4.1, 4.2 and 4.3 (other than subparagraph (a)(ii)) in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Seller;

9. STATUS OF AGREEMENTS

     The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

     9.1 EFFECT OF BREACH

     In the event of a material breach of any representation, certification or warranty, or agreement or covenant of Seller under this Agreement that is discovered by the Buyer prior to Closing and that cannot be or is not cured by Seller upon prior notice and the passage of a reasonable period of time, the Buyer may elect not to proceed with the Closings hereunder, which shall be the Buyer's sole remedy for such breach except for retained liquidated damages portion of the Purchase Price of the Note receivable and Deed of Trust set forth in Paragraph 2.2.

Purchase Agreement                  Page 19 of 37             PURE MK   DRCI LB
PURE and DRCI

     9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing for twelve (12) months provided, however, that (i) the representations and warranties in Sections 3.5(a) and 3.12(a) relating to title matters shall survive the Closings and shall not terminate and
(ii) the representations and warranties in Section 3.11 relating to environmental matters shall survive the Closing and shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the environmental liabilities in question. Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties after the survival period for such representation or warranty expires.

     9.3 GENERAL AGREEMENT TO INDEMNIFY

          (a) Seller and Buyer shall indemnify, defend and hold harmless the other party hereto and any director, officer or Affiliate of the other party (each an "INDEMNIFIED PARTY") from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "LOSSES") incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) the failure of any representation or warranty of such party contained in this Agreement to have been true in all material respects when made and as of the Closing Date except as expressly provided otherwise in Section 8.2(a) or 8.3(a), or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party.

          (b) Seller further agrees to indemnify and hold harmless Buyer from and against any Losses incurred by Buyer arising out of, resulting from, or relating to: (i) the Excluded Liabilities; (ii) Buyer's waiver of any applicable Bulk Sales Laws; (iii) any claim, demand or liability for the Taxes accruing in connection with the Purchased Assets prior to and including the Closing Date or Seller's agreement to pay one-half (1/2) of the real estate transfer taxes referred to in Section 2.7.

          (c) Buyer further agrees to indemnify and hold harmless Seller with respect to: (i) any failure of Buyer to discharge any of the Assumed Liabilities; (ii) any claim, demand or liability for the Taxes referred to in Section 2.7 other than one-half (1/2) of the real estate transfer taxes allocated to Seller; and (iii) any medical, health or disability claims of any Transferred Employee, except for claims for expenses incurred on or before the close of business on the Closing Date in accordance with the terms of the applicable Benefit Plan of Seller.

          (d) Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price. Buyer and Seller agree to cooperate in the preparation of a supplemental Asset Acquisition Statement as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim (as defined in Section 9.4(a)), both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

          (e) The amount of the Indemnifying Party's liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by, and other savings, including tax savings, that actually reduce the overall impact of the Losses upon, the Indemnified Party. The indemnification obligations of each party hereto under this
     Article 9 shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

Purchase Agreement                  Page 20 of 37             PURE MK   DRCI LB
PURE and DRCI

          (f) The Indemnified Party may not make a claim for indemnification under Section 9.3(a)(i) for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period specified in Section 9.2.

          (g) The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; PROVIDED, HOWEVER, this exclusive remedy for damages does not preclude a party from bringing an action for (i) specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Collateral Agreement, or (ii) based on fraud or intentional misrepresentation.

          (h) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement, PROVIDED, HOWEVER, the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from (i) Third Party Claims or (ii) any claim based on fraud or intentional misrepresentation. Both parties shall mitigate their damages.

          (i) The rights to indemnification under Section 9.3 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party's claim for indemnification.

     9.4 GENERAL PROCEDURES FOR INDEMNIFICATION

          (a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a "THIRD-PARTY CLAIM"), to assume the defense and control the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages, or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages.

          (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.


Purchase Agreement                  Page 21 of 37             PURE MK   DRCI LB
PURE and DRCI

          (c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which Indemnifying Party has not assumed the defense pursuant to this Section 9.4 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          (d) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, and subject to the limitations set forth in
     Section 9.3, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim by mutual agreement, or, if necessary, by arbitration in a manner reasonably determined by mutual agreement of such parties.

10. MISCELLANEOUS PROVISIONS

     10.1 NOTICES

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

              If to Seller, to:        PURE BIOSCIENCE
                        Attn:           Michael L. Krall, President,
                                        1725 Gillespie Way
                                        El Cajon, CA  92020
             Facsimile:                 (619) 596-8791

  With a copy to:                      PURE BIOSCIENCE
                        Attn:           Dennis Atchley, Esq. General Counsel
                                        1725 Gillespie Way
                                        El Cajon, CA  92020
             Facsimile:                 (619) 596-8791

             If to Buyer, to:          DATA RECOVERY CONTINUUM, INC.
                        Attn:           Lee Brukman, President
                                        Post Office Box 105
                                        La Jolla, CA 92038
             Facsimile:                 _______________________

     10.2 EXPENSES

     Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

     10.3 ENTIRE AGREEMENT; MODIFICATION


Purchase Agreement                  Page 22 of 37             PURE MK   DRCI LB
PURE and DRCI

     The agreement of the parties, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein and such other written agreements between the parties dated the date hereof, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. With respect to the Purchased Assets, the Business, or any other rights or obligations to be transferred hereunder or pursuant hereto, no party has been induced by or has relied upon any representations, warranties, or statements, whether express or implied, made by any other party, its agents, employees, attorneys or other representatives or by any Person representing or purporting to represent the other party that are not expressly set forth in this Agreement or the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and in accordance with Section 11.4.

     10.4 ASSIGNMENT; BINDING EFFECT; SEVERABILITY

     This Agreement may not be assigned by any party hereto without the other party's written consent; provided that, Buyer may transfer or assign in whole or in part to one or more Buyer Designee its the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

     10.5 GOVERNING LAW

     This agreement shall be governed by and construed and interpreted in accordance with the laws of the state of California as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. The parties agree that any action to enforce the terms and conditions of this agreement shall be brought only in the courts of the State of California in and for the County of San Diego.

     10.6 EXECUTION IN COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. TERMINATION AND WAIVER

     11.1 TERMINATION

     This Agreement may be terminated at any time prior to the Closing Date by:

          (a) MUTUAL CONSENT. The mutual written consent of Buyer and Seller;
          (b) COURT OR ADMINISTRATIVE ORDER. Buyer or Seller if there shall be in effect a non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.


Purchase Agreement                  Page 24 of 37             PURE MK   DRCI LB
PURE and DRCI

          (c) DELAY. Buyer or Seller if the Closing shall not have occurred by March 31, 2004, provided that the terminating party is not otherwise in material default or breach of this Agreement.

     11.2 EFFECT OF TERMINATION

     In the event of the termination of this Agreement in accordance with
Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Article 6, Sections 10.2 and this Section 11.2.

     11.3 WAIVER OF AGREEMENT

     Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such party; PROVIDED, HOWEVER, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     11.4 AMENDMENT OF AGREEMENT

     This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party's action; PROVIDED, HOWEVER, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

     11.5 DISPUTES; WAIVER OF JURY TRIAL

          (a) Prior to initiating any litigation with respect to this Agreement, the parties shall first in good faith consult among appropriate officers of Buyer and Seller, which shall begin promptly after one party has delivered to the other a written request for consultation. At any time thereafter, either party may request in writing that the dispute be referred to appropriate Senior Executives of Buyer and Seller. Within ten (10) Business Days after such request, the Senior Executives (and not their designees) shall meet and attempt in good faith to resolve the dispute.

          (b) The parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any Collateral Agreement and for any counterclaim therein. IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

         PURE BIOSCIENCE

     By: /s/ Michael L. Krall                    Date:  November 25, 2003
        ------------------------------------          ----------------------
         Michael L. Krall, President

     By: /s/ Dennis B. Atchley                   Date:  November 25, 2003
        ------------------------------------          ----------------------
         Dennis B. Atchley, Esq., Secretary





Purchase Agreement                  Page 24 of 37             PURE MK   DRCI LB
PURE and DRCI

         DATA RECOVERY CONTINUUM,INC.

     By: /s/ Lee Brukman                         Date: November 25, 2003
        ------------------------------------          ----------------------
         Lee Brukman, President











Purchase Agreement                  Page 25 of 37             PURE MK   DRCI LB
PURE and DRCI

                                    EXHIBIT A
                           ASSIGNMENT And BILL OF SALE

            --------------------------------------------------------

                        TO BE PROVIDED AT CLOSE OF ESCROW



Purchase Agreement                  Page 26 of 37             PURE MK   DRCI LB_
PURE and DRCI

                                    EXHIBIT B
                               Facilities Sublease

            --------------------------------------------------------

                        TO BE PROVIDED AT CLOSE OF ESCROW











Purchase Agreement                  Page 27 of 37             PURE MK   DRCI LB
PURE and DRCI

                                    EXHIBIT D
                            Nutripure CT2000 Proforma



                                                             EXHIBIT D
                                                     Nutripure CT2000 Proforma
                          ------------------------------------------------------------------------------------
                                                           Dec-Apr 2003-2004
                          ------------------------------------------------------------------------------------ -----------
           Shipment Date         Dec           Jan        Feb        Mar         Apr          May        Jun    Sub-Total
                          ------------- ------------ --------- ---------- ------------- ---------- -----------
Number of Stores                   500          500     2,100      2,100         2,110      2,120       2,140
                          ------------- ------------ --------- ---------- ------------- ---------- ----------- -----------
Counter Tops
                          ------------- ------------ --------- ---------- ------------- ---------- ----------- -----------
      Revenues                  16,000       16,000   403,200    268,800       270,000    339,200     411,200   1,724,400
                          ------------- ------------ --------- ---------- ------------- ---------- ----------- -----------
Filters
                          ------------- ------------ --------- ---------- ------------- ---------- ----------- -----------
      Revenues                  11,000       11,000   138,600     92,400        92,745    116,420     140,900     603,065
                          ------------- ------------ --------- ---------- ------------- ---------- ----------- -----------


                          ------------- ------------ --------- ---------- ------------- ---------- ----------- -----------
Total Product Revenues          27,000       27,000   541,800    361,200       362,745    455,620     552,100   2,327,465
                          ------------- ------------ --------- ---------- ------------- ---------- ----------- -----------


                          ------------------------------------------------------------------------------------
                                                             Apr-Nov 2004
                          ------------------------------------------------------------------------------------
           Shipment Date          Jul           Aug         Sep        Oct        Nov      Sub-Total   Total
                          ----------------- ------------ ---------- ---------- ---------- ---------- ---------
Number of Stores                 2,150         2,150        2,150      2,150      2,700
                          ----------------- ------------ ---------- ---------- ---------- ---------- ---------

                          ----------------- ------------ ---------- ---------- ---------- ---------- ---------
Counter Tops
                          ----------------- ------------ ---------- ---------- ---------- ---------- ---------
      Revenues                 413,200       413,200      413,200    413,200    523,200    2,176,000 3,900,400
                          ----------------- ------------ ---------- ---------- ---------- ---------- ---------
Filters
                          ----------------- ------------ ---------- ---------- ---------- ---------- ---------
      Revenues                 141,475       141,475      141,475    141,475    173,100      739,000 1,342,065
                          ----------------- ------------ ---------- ---------- ---------- ---------- ---------

                          ----------------- ------------ ---------- ---------- ---------- ---------- ---------
Total Product Revenues         554,675       554,675      554,675    554,675    696,300    2,915,000 5,242,465
                          ----------------- ------------ ---------- ---------- ---------- ---------- ---------


                          ----------------- ------------ ----------   ----------
                               2004-2005      2005-2006   2006-2007    2007-2008
                          ----------------- ------------ ----------   ----------
           Shipment Date          Yr 2           Yr 3        Yr 4         Yr 5
                          ----------------- ------------ ----------   ----------
Number of Stores                 2,930            3,162       3,395       3,629
                          ----------------- ------------ ----------   ----------
Counter Tops
                          ----------------- ------------ ----------   ----------
      Total Revenues         6,020,800        6,495,920   6,974,316   7,456,152
                          ----------------- ------------ ----------   ----------
Filters
                          ----------------- ------------ ----------   ----------
      Total Revenues         1,995,940        2,155,577   2,316,156   2,477,724
                          ----------------- ------------ ----------   ----------
Total Product Revenues       8,016,740        8,651,497   9,290,472   9,933,875
                          ----------------- ------------ ----------   ----------

a variety of factors could cause a deviation or divergence from the anticipated results or expectations contained in the forward looking statements and the Company's actual results.












Purchase Agreement                  Page 28 of 37             PURE MK   DRCI LB
PURE and DRCI

                                 PROMISSORY NOTE
                               DUE March __, 2004
                             (120 days from funding)



                        TO BE PROVIDED AT CLOSE OF ESCROW








Purchase Agreement                  Page 29 of 37             PURE MK   DRCI LB
PURE and DRCI

                                  SCHEDULE 2.1

                                PURCHASED ASSETS
            Definitive List to be provided prior to November 14, 2003

            --------------------------------------------------------

                        TO BE PROVIDED AT CLOSE OF ESCROW











Purchase Agreement                  Page 30 of 37             PURE MK   DRCI LB
PURE and DRCI

                                 SCHEDULE 2.1(a)
                                Assumed Lease(s)

            --------------------------------------------------------

                        TO BE PROVIDED AT CLOSE OF ESCROW













Purchase Agreement                  Page 31 of 37             PURE MK   DRCI LB
PURE and DRCI

                            Schedule 2.1 (b) and (c)
                                  Fixed Assets
            --------------------------------------------------------

                        TO BE PROVIDED AT CLOSE OF ESCROW










Purchase Agreement                  Page 32 of 37             PURE MK   DRCI LB
PURE and DRCI

                                 SCHEDULE 2.3(d)
                            VALUATION OF INVENTORIES
                                      as of
                                October 31, 2003

                        TO BE PROVIDED AT CLOSE OF ESCROW










Purchase Agreement                  Page 33 of 37             PURE MK   DRCI LB
PURE and DRCI

                                 SCHEDULE 3.7(a)
                                Assumed Lease(s)
            --------------------------------------------------------

                        TO BE PROVIDED AT CLOSE OF ESCROW











Purchase Agreement                  Page 34 of 37             PURE MK   DRCI LB
PURE and DRCI

                                 SCHEDULE 3.9(a)
                    Business Employees as of October 31, 2003

            --------------------------------------------------------

                        TO BE PROVIDED AT CLOSE OF ESCROW











Purchase Agreement                  Page 35 of 37             PURE MK   DRCI LB_
PURE and DRCI

                                  SCHEDULE 3.10
                              Outstanding Contracts

            --------------------------------------------------------

                        TO BE PROVIDED AT CLOSE OF ESCROW










Purchase Agreement                  Page 36 of 37             PURE MK   DRCI LB
PURE and DRCI

                                  SCHEDULE 3.16

                      10 Largest Customers Of The Business,
                      By Dollar Amount, Over The 12 Months
                              Ended July 31, 2003,

            --------------------------------------------------------

                        TO BE PROVIDED AT CLOSE OF ESCROW









Purchase Agreement                  Page 37 of 37             PURE MK   DRCI LB
PURE and DRCI